Exhibit 10.76

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

United Contract:  178101

November 1, 2008

United Express® Agreement

between

United Air Lines, Inc.

and

Colgan Air, Inc.

UNITED EXPRESS® AGREEMENT

This Agreement is between UNITED AIR LINES, INC., a Delaware corporation, with its worldwide headquarters located at 77 W. Wacker Drive Chicago, IL 60601 (“United”), and COLGAN AIR, INC., a Virginia corporation, having its principal mailing address at 10677 Aviation Lane, Manassas, VA 20110 (“Contractor”).

WITNESSETH:

WHEREAS, United holds a certificate of public convenience and necessity issued pursuant to the Federal Aviation Act of 1958 authorizing United to engage in air transportation of persons, property and mail, and is a major airline providing scheduled air service in both national and international markets;

WHEREAS, Contractor holds a certificate of public convenience and necessity issued pursuant to the Federal Aviation Act of 1958 authorizing Contractor to engage in air transportation of persons, property and mail, and provides high frequency, short-haul scheduled service in particular regions;

WHEREAS, United owns various trademarks, service marks, trade names, logos, emblems, uniform designs and distinctive exterior and interior color decor and patterns for its aircraft, including, but not limited to, the service mark United Express (hereinafter referred to individually and collectively as “United Marks” or “Marks”);

WHEREAS, United has entered into agreements with several regional carriers to provide air transportation services under the United Express mark for city pairs where it is generally uneconomic for United to operate such services;

WHEREAS, United will provide Contractor, pursuant to the terms of this Agreement, a non-exclusive license to use one or more of the United Marks in connection with Contractor’s United Express Services.

NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and obligations hereinafter contained, the parties agree as follows:

I. DEFINITIONS

A. “Apollo Services” means the computerized Apollo Reservations and Ticketing Service (or any similar or substitute service offered by or on behalf of United), which performs flight, hotel, rental car and other travel related services, reservations and ticket issuance functions.

B.  “Contractor’s United Express Services” means the services or operations provided and maintained by Contractor or its affiliates in connection with providing scheduled air transportation service as a United Express Carrier.

C. “Customer Service Policies and Procedures” means the procedures prescribed by United from time to time (including, but not limited to, United’s “Series 65” regulations and customer service resources contained in the Apollo Services system) that describe United’s approved procedures for various activities relating to the provision of air transportation services.

D. “Default” means, individually or collectively, a Section A Default, a Section B Default, a Section C Default, a Section D Default, or a Section E Default, each as defined in Article XVII.

E. “Designated Personnel” means all of Contractor’s employees who provide Contractor’s United Express Services in job classifications requiring direct public contact.

F. “Effective Date” is defined as November 1, 2008.

G. “Environmental Laws” means all federal, state, local and foreign laws and regulations, and airport rules, regulations and policies relating to pollution or the environment, including, without limitation, laws and regulations relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, the storage, release, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, hazardous substances, petroleum and petroleum products, and aircraft noise, vibration, exhaust and overflight.

H. “Ground Handling Agreement” means any agreement between United and a Ground Handling Provider covering the provision of Ground Handling Services to Contractor.

I. “Ground Handling Provider” means, for each city in which Contractor operates flights in Contractor’s United Express Services, either United or another entity selected by United (which, in some cities, will be Contractor) to provide Ground Handling Services to Contractor in that city.

J. “Revenue Passenger” means each passenger traveling on Contractor in connection with Contractor’s United Express Services who holds a ticket (electronic or otherwise), flight coupon, voucher or other form of document that (i) entitles that passenger to board an aircraft and (ii) is issued pursuant to or in connection with a published or unpublished fare.  Passengers traveling on a purchased ticket (including ID50 airline industry reduced rate tickets), wholesaler voucher, or voucher issued as denied boarding compensation, shall be considered to be Revenue Passengers.  A passenger traveling on a single itinerary from an origin city to a destination city shall count as one Revenue Passenger regardless of the number of segments that are included in such itinerary.  In addition, passengers traveling on a free ticket as (or as part of) a Mileage Plus® award or a free ticket issued in conjunction with a two-for-one fare or other similar fare established by United, shall be considered to be Revenue Passengers.  A passenger traveling on any other type of free or service charge-based ticket, including, but not limited to, a site inspection ticket, or wholesaler compensation ticket, any travel agent or wholesaler traveling on a positive space or space available ticket, and any employee of United, Contractor or any other carrier traveling on either a positive space or space available ticket, shall not be considered a Revenue Passenger.

K. “Support Services” means those activities set forth in Article III which are related to the operation of airline services except during flight.

L. “United Express Carrier” means an air carrier which has been contractually given a non-exclusive license to use the mark United Express and one or more other United Marks in connection with providing air transportation service to United pursuant to an agreement between United and such air carrier.

M. “United Express Service Standards” means the procedures prescribed by United that describe United’s approved standards, policies, requirements and procedures for various activities relating to the provision of air transportation services by all United Express carriers, and as modified from time to time in accordance with this Agreement; provided, however, that “United Express Service Standards” shall not include any standards, policies, requirements or procedures, whether or not specified on the attached appendices, that conflict with or are otherwise inconsistent with the terms of this Agreement.

II. SCOPE, TERM, AND CONDITIONS

A. SCOPE

The scope of this Agreement pertains to the type and number of Contractor’s aircraft set forth in Appendix B.  The covenants and other agreements contained herein shall only pertain to Contractor’s use of the aircraft set forth in Appendix B and Contractor’s provision of United Express Services (other than the provisions of Article VI which shall apply to all of Contractor’s operations).

B. TERM

This Agreement will become effective at 12:01 a.m., Chicago, Illinois time, the Effective Date and shall terminate on December 31, 2011, unless it is terminated at an earlier date pursuant to one or more of the provisions of this Agreement.

III. SUPPORT SERVICES

A. GENERAL

1. Support Services.  United and Contractor will provide Support Services and facilities to the extent and in the manner set forth in the subsequent provisions of this Article III.  All such Support Services set forth in this Article III will be furnished only with respect to Contractor’s United Express Services.  United, at its expense, will retain a Ground Handling Provider in the cities specified on Appendix B.  United will cause the Ground Handling Provider to provide Ground Handling Services to Contractor in that city to the extent and in the manner set forth in the subsequent provisions of this Article III.  Appendix C identifies the certain minimum Ground Handling Services to be provided by each Ground Handling Provider.

B. SPECIAL SUPPORT SERVICES

In addition to other services to be made available to or provided to Contractor pursuant to this Agreement and the applicable Ground Handling Agreement for each city, United agrees that it or its designees will provide and Contractor agrees to use the following services and facilities for Contractor’s United Express Services, be they provided by United or its designee:

1. Use of the United Designator Code.  All scheduled air transportation provided by Contractor as a part of Contractor’s United Express Services will be displayed in Apollo Services, the Official Airline Guide (“OAG”) and all other computerized reservations systems, using the appropriate United designator code, “UA” or “UA*,” and a flight number within a range of flight numbers assigned by United.

2. Use of Apollo Services.  In selling and providing Contractor’s United Express Services, Contractor and the Ground Handling Provider will only use Apollo Services, including United’s automated check-in, United’s ticketing (including United’s electronic ticketing service, E-TicketSM) and boarding passes, advance seat reservation system and United’s automated baggage tag printing and baggage tracing systems.

3. Participating in United’s Mileage Plus® Program.  At United’s discretion, all passengers traveling on a flight segment included in Contractor’s United Express Services, whether or not in conjunction with a United flight segment, will be awarded mileage credits for United’s Mileage Plus Program.  Contractor shall not participate in the frequent traveler program of any other carrier in connection with Contractor’s United Express Services, unless otherwise mutually agreed between United and Contractor in any Mileage Plus Participation Agreement or under another writing between the parties.

4. Denied Boarding.  Contractor will provide United, upon specific written request by United, station information regarding any weight restrictions and aircraft limitations that could result in denied boardings.  Such requests will be made by United’s Revenue Management Department (WHQIM) and written responses from Contractor shall be provided within two (2) weeks of such request.  If Contractor fails to provide the information within two weeks of a request by United, Contractor will absorb all denied boarding expenses incurred as a result of Contractor’s failure timely to provide weight restrictions and aircraft limitations.

5. Revenues and Passenger Data.  United will provide Contractor on an as-needed basis passenger and flight related data as is necessary for Contractor to perform its obligations hereunder, including revenue accounting and other financial and operational obligations.

C. COMMUNICATIONS

1. Telephone and Data Lines.  United, at its expense, will provide and maintain or arrange for the provision of reservations telephone lines connecting Contractor’s headquarters with United’s Reservations Centers.  United, at its expense, will establish, operate and maintain, or arrange for the provision of, the data circuits linking the United-approved data processing equipment at the airport facilities of Contractor and the Ground Handling Provider and other selected locations with Apollo Services. United will determine, at its sole discretion, the necessity and feasibility of installing all such communications equipment and backup lines (including ticket printers, CRTs, other monitors, and computers, as applicable), so long as the quantity and quality of such equipment is determined under the same policies, adjusted by passenger volumes or facility requirements, that are applied by United in determining the quantity and quality of communications equipment at United’s airport facilities.

2. Protection of Circuits.  Contractor will take all necessary precautions to protect the data circuits provided for Contractor’s use pursuant to this Agreement by United or its designee.

D. RESERVATIONS

1. Reservations Functions.  United agrees to provide, at its expense, the following reservations functions for Contractor’s United Express Services:

a. Answering reservations telephones, providing information regarding schedules and fares, making bookings and providing other services normally associated with airline reservations services in accordance with United’s established procedures.

b. Providing personnel so that telephone calls are answered at a service level determined by United.

c. Answering all calls terminating on specified telephone lines as United or United Express, at United’s option.

d. To the extent practicable, re-accommodating and notifying passengers of confirmation on United, Contractor and other airlines and clearance from wait-list.

e. Reviewing and processing inbound prepaid ticket advices.

f. Providing reservations services to the hearing impaired via a special telephone number during normal business hours.

2. Apollo Services Activities.  Contractor agrees to use, and United will cause the Ground Handling Provider to use, Apollo Services for the following activities for Contractor’s United Express Services, which are to be provided at no charge to Contractor and the Ground Handling Provider by United:

a. Establishment, maintenance, display and change of passenger name records (PNRs).

b. Confirmation of passengers against seat inventory on Contractor’s United Express Services and United’s scheduled flights and on other airlines where flight availability is maintained in Apollo Services.

c. Maintenance of seat availability for Contractor’s United Express Services scheduled flights.

d. Transmission of availability status messages (AVS) for Contractor’s United Express Services scheduled flights to other airlines with which United has an agreement in accordance with Standard Industry Passenger Procedures (SIPP).

e. Process inbound reservations messages received from ARINC addressed to Contractor.

f. Routing of all inbound messages received from ARINC, other than as stated in Article III.D.2.e above, to a computer message queue.

3. CRS Fees.  United shall be directly liable to pay, and shall pay, all Computer Reservations System fees (“CRS Fees”) as a result of passengers booked on flights in Contractor’s United Express Services.

4. Travel Agent Commissions.  United will be responsible for all travel agent commissions charged in connection with the sale of tickets or other services on Contractor’s United Express Services.

E. OPERATIONS

1. No Flight Dispatch Duty.  Contractor will be solely responsible for, and United will have no obligations or duties with respect to, the dispatch of Contractor’s flights.  For the purposes of this Article III.E.1, the term “dispatch” will include, but will not be limited to, all planning of aircraft itineraries and routings, fueling and flight release.

2. Compliance with Statutes.  Contractor agrees that all air transportation services performed by it pursuant to this Agreement or otherwise will be conducted in full compliance with all applicable statutes, order, rules and regulations, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over Contractor’s operations, including, but not limited to, the Federal Aviation Administration (“FAA”) and the Department of Transportation (“DOT”).  Contractor’s compliance with such governmental statues, orders, rules and regulations will be the sole and exclusive obligation of Contractor and United will have no obligation, responsibility or liability, whether direct or indirect, with respect to such matters except as otherwise expressly provided herein.  Additionally, Contractor will comply during the term of the Agreement with the United/United Express Safety Standards, as described on Appendix E.

3. Weather Information Service.  From time to time and upon the request of Contractor or its flight crews, United may furnish Contractor’s flight crews with such U.S. Weather Bureau information or data as may be available to United; provided that (i) in furnishing any such weather information or data to Contractor, neither United nor its employees or agents will be responsible or liable for the accuracy thereof and, (ii) any and all costs or expenses associated with such weather information or data will be paid by Contractor.

4. Diversions.  The following rules shall apply when any scheduled flight operated by Contractor in Contractor’s United Express Services is diverted to a city other than the scheduled destination city.

a. Generally.  All operating statistics (departures, passengers, etc.) will be counted to determine fees payable by Contractor to United.

b. Busing.  The costs of busing passengers to the original destination city will be borne by Contractor.

c. Repositioning Costs.  United will not pay any costs associated with any re-positioning flight required as a result of the diversion of any flight to a city.

5. Ground Delay Program.  Contractor will participate in United’s ground delay program, which stipulates that United may request Contractor to cancel flights to free ATC slots at a hub when the FAA or United’s Station Control Center has initiated a Ground Delay Program (“GDP”).   For the purposes of Contractor’s On Time Performance grade, if for any month, Contractor’s ratio of GDP-caused delays versus scheduled departures is greater than the average United Express ratio of GDP-caused delays versus scheduled departures, then Contractor’s On Time Performance grade will be set equal to goal.

F. TARIFFS AND SCHEDULE PUBLICATION

1. General.  Contractor will be responsible for local pricing for the markets defined in Appendix B.  United will be responsible for pricing for all connecting origins and destinations on flights operated by Contractor..  United shall comply with applicable governmental regulations pertaining to public disclosure of fares, rates and rules tariffs.

2. Passenger Fare Tariffs.

a. United shall comply with applicable governmental regulations pertaining to public disclosure of fares, rates and rules tariffs and shall pay for any fines or civil penalties incurred by Contractor as a result of violations by United thereof, and for the cost of defense of such claims of violations including the cost of defending or negotiating the terms of a consent order or decree.  All passenger fare tariffs published for Contractor’s United Express Services shall be included as part of United’s tariffs.

b. Contractor shall notify the Airline Tariff Publishing Company or any successor company performing the same or equivalent services (“ATPCO”) that United is authorized to supply, modify or withdraw such rates with ATPCO.  United may file changes to such fares from time to time with ATPCO as UA fares.

3. Timetables.  United will reflect Contractor’s United Express Services in computerized reservations systems and United’s internal reservations system as UA flights, and Contractor’s United Express Services flight connections to United will be listed as UA connections.  United will provide information such that references in computerized reservations systems and United’s internal reservations system to Contractor’s United Express Services will also contain notations indicating that such services are performed by Contractor as an independent contractor under the appropriate United Marks.  A similar notation will be made in the OAG or any successor publication commonly used by the airline industry for the dissemination of schedule information.  Such notations shall comply with all applicable regulations of DOT.

G. ADVERTISING AND PROMOTIONS

1. Travel Certificate Program.  United will allow Contractor to accept, and Contractor agrees to accept, United/United Express Amenities, Promotional Discount(s) and/or Free Travel Certificates on Contractor’s flight segments, whether or not in conjunction with a United flight segment.

2. Right to Advertise Using Marks.  To the extent Contractor is licensed to use the Marks, Contractor may in its capacity as a United Express Carrier and at its sole expense use the marks to advertise Contractor’s United Express Services.  However, any and all such advertisements using one or more of the United Marks will identify United as the owner of those United Marks (including in any state company name registrations required of Contractor), and to the extent that any Mark is registered, will so specify.  Notwithstanding the above, no advertisement, solicitation, document or other material using any United Mark will be published or otherwise promulgated without United’s prior inspection and written approval.  No advertising that relates in any way to United, United Express or Contractor’s United Express Services will be placed by Contractor with an outside advertising agency unless United has given its prior consent regarding copy, layout and the specific media plan.  In addition, where United has agreed to share the costs of any such advertising, Contractor will obtain the prior written consent of United regarding the funds to be expended for such advertising.

3. Prior Approval of United.  Contractor agrees that it will not use (or attempt to register) any United trade name or service mark, including, but not limited to, the names “UNITED AIR LINES, INC.,” “UNITED AIRLINES,” or “UNITED,” or United’s logo in any advertising, or other document or material without first obtaining United’s prior written approval of each such use.

H. AUTOMATION

1. Generally.  Contractor and United shall determine information technology resources necessary to perform functions required by this agreement, and the parties agree to maintain appropriate levels of confidentiality and care as detailed in this article of all related technology and information.

2. Use and Protection.  Contractor agrees to comply with and abide by all terms and restrictions imposed by United on the use of Apollo Services and associated Automation Equipment.  Automation equipment includes the technology and information used to process reservations, tickets, and revenue. Contractor agrees that all instructions, procedures and manuals provided by United in connection with Contractor’s use of Apollo Services and Automation Equipment (“Automation Information”) are and will remain the property of United.  Contractor acknowledges that Apollo Services contains software which is confidential and proprietary information of United or its affiliates (such as Galileo International) or any successor thereto.  Contractor further agrees that it will not (or cause any third party to) duplicate, copy or otherwise reproduce any such software or Automation Information or furnish or disclose any such software or Automation Information to any other party or to Contractor’s employees other than such employees who have a need to know and who are aware of and understand the confidential and proprietary nature of the software and Automation Information.

3. Standards of Use.

a. In the event that Contractor uses Apollo Services, Contractor agrees to maintain an effective interconnection between Apollo Services and the Automation Equipment and to prevent misuse thereof, and that it will use and operate Apollo Services and the Automation Equipment (a) in strict accordance with operating instructions provided by United or its affiliates in the Customer Services Policies and Procedures, United’s Computer Security Regulations (Series 5-18), and any other related United or affiliate guidelines, and (b) solely for the performance of the specific business functions designated by United.  Any undesignated business use and all non-business uses are strictly prohibited.  Prohibited uses include, but are not limited to, personal messages, servicing subscribers, travel agencies, or any other third party, training any other party or any other use designated as prohibited in the Apollo Services Manual.  Contractor will maintain a list of all employees and agents who have access to Apollo Services and their assigned file numbers and passwords.  United may at any time deny access to Apollo Services to any employee of Contractor if such employee is found by United to have abused Apollo Services or the Automation Equipment.  Contractor will take all precautions necessary to prevent unauthorized operation or use of Apollo Services and the Automation Equipment.

b. Contractor will not alter or change the Apollo Services display as provided by United or its affiliate without the written consent of United. Contractor may not provide Apollo Services or its database to any other person or entity without the written consent of United.

c. Except as expressly permitted in this Agreement or other written agreement with United, Contractor will not cause any Apollo Services (including, but not limited to, its software, data bases, intellectual property, and customer information) to be used (as a basis for any software development or otherwise), commercially exploited, copied, redistributed, retransmitted, published, sold, rented, leased, marketed, sublicensed, pledged, assigned, disposed of, encumbered, transferred, or otherwise altered, modified or enhanced, without the express written permission of United.

d. Contractor will not engage in any speculative booking or reservation of space for any airline, hotel, rental car company, or any other vendor’s service or product available through Apollo Services.

4. Maintenance, Repair and Modification.

a. United will provide or cause to be provided to Contractor repair and maintenance services required for the Automation Equipment at United’s expense.  To maintain an effective interconnection between the Automation Equipment (including ticket printers, CRTs, other monitors, computers and other passenger related automation equipment) and Apollo Services and to preserve the functional integrity of the Automation Equipment, neither Contractor nor any third party, other than a third party designated by United, will perform or attempt to perform maintenance, repair work, alterations or modifications, of any nature whatsoever, to the Automation Equipment.  Contractor will provide free positive space travel on Contractor’s flights for United’s Computer Terminal Technicians or replacements when such travel is for the purpose of repairing Apollo Services or any Automation Equipment.

b. Contractor will reimburse United for the costs of any such repairs or maintenance attributable to Contractor’s gross negligence.

c. United or its designee will have the right to enter upon any airport terminal facility where Contractor provides Contractor’s United Express Services pursuant to this Agreement during Contractor’s business hours for the purpose of monitoring Contractor’s operation of the Automation Equipment and Apollo Services, inspecting the Automation Equipment, performing such repairs or maintenance as may be necessary or removing the Automation Equipment; provided, however, that United will not during the course of such monitoring, inspection, repair, or removal unreasonably interfere with Contractor’s business.

5. Downtime.  United will notify Contractor of any scheduled or pre-announced downtimes of Apollo Services.

6. No Warranty; Release.

a. UNITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE AUTOMATION EQUIPMENT OR APOLLO SERVICES.

b. CONTRACTOR HEREBY WAIVES AND RELEASES UNITED AND ITS AFFILIATES, AND THEIR SUCCESSORS FROM ANY AND ALL OTHER OBLIGATIONS AND LIABILITIES AND ALL RIGHTS, CLAIMS AND REMEDIES OF CONTRACTOR AGAINST UNITED OR ITS AFFILIATES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, DUE TO ANY DEFECTS, ERRORS (INCLUDING, WITHOUT LIMITATION, ANY ERRORS IN RESERVATIONS AVAILABILITY RECORDS), MALFUNCTIONS OR INTERRUPTIONS OF SERVICE TO APOLLO SERVICES OR THE AUTOMATION EQUIPMENT, INCLUDING ANY LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY IN TORT, AND INCLUDING ANY LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY FOR LOSS OF REVENUE OR PROFIT OR ANY OTHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

7. Ownership and Liens.  It is understood and agreed that: (i) all Automation Equipment will remain the sole property of United; (ii) Contractor will not remove any identifying marks from any Automation Equipment; (iii) Contractor will not subject the Automation Equipment to any lien or encumbrance; and (iv) Contractor will return the Automation Equipment to United immediately upon the termination of this Agreement.

I. CONTRACTOR ASSISTANCE

Contractor will furnish United with all information in Contractor’s possession or that can be reasonably produced by Contractor that United may require to carry out the services and functions contemplated by this Article III.

J. AIRCRAFT GROUND HANDLING PROCEDURES

Contractor will establish and prescribe Aircraft Ground Handling Procedures, which will include procedures for (a) deicing, (b) aircraft handling and (c) other aircraft servicing measures.  Contractor may modify its Aircraft Ground Handling Procedures from time to time.  Contractor agrees that all Aircraft Ground Handling Procedures prescribed by it will comply with all applicable federal, state, local and industry regulations as well as with the United Express Service Standards. Including the Regional Ground Operations Manual (RGOM) and United series 45 for procedures and regulations.  Contractor will obtain all necessary federal, state and local regulatory approvals of its Aircraft Ground Handling Procedures.  Contractor will provide a copy of its Aircraft Ground Handling Procedures to United and applicable Ground Handling Providers.  As necessary, Contractor will train employees of the Ground Handling Provider in the requirements of Contractor’s Aircraft Ground Handling Procedures.

IV. AIR SERVICES TO BE PROVIDED BY CONTRACTOR

A. AIRCRAFT TO BE USED

1. Aircraft Types.  Unless otherwise agreed by United, Contractor will provide Contractor’s United Express Services described in this Article IV with Saab 340B turboprop aircraft.  In accordance with the terms and conditions of this Agreement, for each period during the term of this Agreement, Contractor is authorized to operate the number of aircraft of each such type set forth on Appendix B with respect to such period.

2. Technical Specifications.

a. The aircraft utilized by Contractor pursuant to this Article IV.A will bear those United Marks which are expressly designated by United, whether included on Appendix A or otherwise established by United.  Technical specifications covering aircraft colors, schemes, United Marks and other elements of exterior and interior aircraft decor will be provided to Contractor by United.  Contractor will have all aircraft used to provide Contractor’s United Express Services, other than those aircraft designated as spare aircraft, painted and decorated with the exterior and interior color decors and patterns specified by United.  In accordance with the technical specifications referenced in this Article IV.A.2 Contractor will be responsible for maintaining all of its aircraft.

b. In addition to the use of the United Marks on its aircraft, Contractor will use and display a suitable sign or insignia on the exterior of its aircraft that identifies Contractor as the operator of the services being provided pursuant to this Agreement. The use and display of such sign or insignia will be subject to the prior written approval of United as to its nature, size and location on Contractor’s aircraft.

3. Spare Aircraft.  Contractor will arrange for and make available for its use the number of spare Saab 340B aircraft as are specified on Appendix B with respect to such period.  Spare aircraft will be maintained in neutral livery, and may include marks identifying the aircraft as that of Colgan Air.

4. Substitute Aircraft.  In addition to the aircraft authorized in Article IV.A.1 above, if requested by United, Contractor will use reasonable efforts to arrange for and make available for its use such substitute aircraft as are required to effectively maintain Contractor’s United Express Services.  If Contractor is unable to operate any flights in its schedule for Contractor’s United Express Services with aircraft bearing United Marks, Contractor will notify United of such event and the circumstances of Contractor’s inability to so operate and Contractor will be permitted to operate an aircraft bearing different elements of aircraft decor than those specified above.  If such operations extend beyond a continuous forty-eight (48) hour period, Contractor must seek and obtain United’s written approval for such aircraft substitutions; provided that if Contractor purchases or leases a used aircraft that does not contain appropriate United Marks, Contractor will notify United and Contractor may, without the approval of United described in this sentence, operate such aircraft without United Marks for up to 60 days after the date of purchase or lease of such aircraft by Contractor, so long as such aircraft does not display the brand name or trademark of any other air carrier (other than Contractor).

B. SCHEDULES AND CHARTERS TO BE OPERATED BY CONTRACTOR

1. United Express Schedule. Contractor, with input from United, will establish schedules for all aircraft available to be operated by Contractor pursuant to this Agreement.  Available aircraft shall exclude any aircraft dedicated for maintenance or spares.

2. United Schedule Consent Required.  Contractor may operate its scheduled air service as a United Express Carrier only with the schedules established in accordance with Article IV.B.1, so long as each such schedule remains in effect.

3. Charter.  Contractor will not operate charter flights in United Express branded aircraft without the prior written approval of United.  United will respond to such requests in a timely manner.

4. Changes Input to Reservations Systems.  Changes to Contractor’s schedules as set forth in this Article IV.B and which otherwise are in accordance with the terms and conditions of this Agreement will be submitted by Contractor for input into United’s internal reservations system and computerized reservations systems.  At no time may Contractor make any changes to flights operated by United or any other carrier.

5. Operating Commitment.  Contractor agrees to operate Contractor’s United Express Services in order to provide air transportation services scheduled pursuant to this Article IV.B (as modified from time to time) throughout the term of this Agreement.

C. INVENTORY

United and Contractor will control availability, levels and use of all seat inventory for the aircraft used by Contractor in Contractor’s United Express Services.  Contractor will take all revenue and inventory risk and will maintain inventory and pricing responsibility.  Contractor is prohibited from providing positive space leisure travel, or any other confirmed leisure travel that requires removal of a seat from inventory, to any person other than the people outlined in Appendix M, on Contractor’s United Express flights without the prior written consent of United.  Contractor also agrees to comply with all rules and regulations for travel as outlined in the Related Agreements.

D. FLIGHT CREWS TO BE USED

1. Flight Crew.  All of Contractor’s United Express Services will be operated with crews consisting of a captain or pilot, and a first officer or co-pilot.  All such crew members will at all times meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement, and will be fully licensed and qualified for the services to be performed hereunder.  In addition, each of Contractor’s captains will hold a current Airline Transport Pilot Certificate.  Crewmembers will also meet all requirements imposed by the insurance policies that are to be maintained pursuant to Article XII.

2. Flight Attendants.  Contractor’s flight attendants will at all times possess all necessary training and meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement.

E. INFLIGHT SALES

Contractor may, with United’s approval, offer to sell beer, liquor and other goods or services on flights included in Contractor’s United Express Services.  Contractor agrees that such in-flight sales shall be conducted in a manner consistent with in-flight sales provided on United’s flights, so long as the price for all such in-flight sales provides adequate compensation to Contractor to cover all incremental costs and a reasonable profit.  Contractor will be solely responsible for the direct costs associated with such in-flight sales and shall be entitled to all revenues generated from such in-flight sales from beer, liquor and other goods.  United will be entitled to retain any commissions payable as a result of any SkyMall sales to passengers on flights included in Contractor’s United Express Services.

V. OPERATING RESTRICTIONS

A. NO CODE SHARE LIMITATIONS

Except as expressly provided in Article V.B, nothing in this Agreement shall restrict the ability of Contractor or any of its subsidiaries or affiliates, directly or indirectly, from engaging in any other business, including the business of providing air transportation on behalf of one or more other carriers.

B. NO OPERATION OUTSIDE AGREEMENT

1. Without the prior written consent of United, Contractor will not use any of the services or facilities afforded to Contractor by United or its affiliates under this agreement for any air transportation or related services provided by Contractor or its affiliates other than Contractor’s United Express Services and charters permitted by this Agreement.

2. Under no circumstances will Contractor or its affiliates be permitted to operate aircraft bearing the United Marks in city pairs other than those specified by United pursuant to Article IV, without the prior written consent of United. Contractor will not, without United’s prior written consent, permit any third party, whether under a lease arrangement or otherwise, to operate any aircraft bearing the United Marks.

C. SEVERABILITY AND REMEDY

1. If the restrictions set forth in Article V.B or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  In the event that any time, scope or territorial limitation is deemed to be unreasonable by a court of competent jurisdiction, then Contractor agrees and submits to the reduction of either said time, scope or territorial limitation to such a time period, scope or area as said court shall deem reasonable.  In the event the Contractor shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches should occur.

2. Contractor acknowledges that United has no adequate remedy at law and would be irreparably harmed were Contractor to breach or threaten to breach the provisions of Article V.B hereof and, therefore, agrees that United shall be entitled to injunctive relief to prevent any breach or threatened breach of Article V.B hereof, and to specific performance of the terms of Article V.B, in addition to any other legal or equitable remedy it may have.  Contractor also agrees that it shall not raise the defense that United has an adequate remedy at law in any equity proceeding involving it relating to Article V.B hereof.  Nothing in this Agreement shall be construed as prohibiting United from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

VI. LICENSE

A. GRANT OF LICENSE

Contractor will conduct all operations described in Article IV.B above and any additional operations undertaken by subsequent amendment hereto or thereto, under the Marks set forth in Appendix A or other marks designated by United pursuant to this Article VI.A.  In consideration for the services to be provided by Contractor under this Agreement, United hereby grants to Contractor, upon the terms and conditions herein contained, a nonexclusive, royalty free, nontransferable right and license to use the United Marks, and Contractor hereby undertakes the obligation to use the licensed United Marks in connection with the services to be rendered by Contractor under this Agreement; provided, however, that at any time during the term of this Agreement United may alter, amend or revoke the license hereby granted and require Contractor’s use of any new or different Marks in conjunction with the air transportation services provided hereunder.  In the event that the United Marks are changed or United requires the use of different Marks or no marks, Contractor agrees to update the marks in accordance with its normal paint schedule.  If United requests modification of marks to be completed prior to the normal paint schedule, United shall bear the cost of complying with this covenant.

B. TERMS AND CONDITIONS GOVERNING LICENSE

1. United Marks.  Contractor hereby acknowledges United’s ownership of the United Marks, further acknowledges the validity of the United Marks and agrees that it will not do anything in any way to infringe or abridge United’s rights in its marks or directly or indirectly to challenge the validity of the United Marks.

2. Standards of Service.  Contractor agrees that, in providing services under this Agreement in conjunction with one or more of the United Marks, it will comply with the United Express Service Standards.  The United Express Service Standards include, but are not limited to, United standards for (a) aircraft types, as set forth in Article IV, (b) customer service, as set forth in United’s Customer Service Policies and Procedures, (c) minimum customer service training requirements consistent with United’s customer service practices and procedures, (d) in-flight amenities and service, (e) aircraft appearance, (g) United/United Express safety programs (and Contractor will enter into any agreements relating to such programs that are similar to those offered to other United Express Carriers), and (h) any other quality control measures designated by United, as such standards may be prescribed by United from time to time.  As necessary, United will provide training to Contractor’s designated instructors in the requirements of United’s Customer Service Policies and Procedures; provided that United will at its expense provide a trainer and materials, and United agrees that the United Express Service Standards prescribed by it will not be unreasonable in light of the facilities and type of aircraft available to Contractor.  United will have the right, from time to time, to inspect Contractor’s United Express Services to determine if they conform to the United Express Service Standards.  In the event United determines that Contractor is not in compliance with the United Express Service Standards, United will notify Contractor and Contractor will promptly rectify any such noncompliance.  Failure on the part of United to conduct such inspections will not relieve Contractor of its obligations to conform to the United Express Service Standards.  If Contractor fails to comply with any part of the United Express Service Standards and such failure is not corrected as soon as practicable (and, in any event, within 30 days) after Contractor’s receipt of written notice of such failure from United, then United may, at its discretion, restrict or eliminate Contractor’s pleasure travel privileges, or suspend Contractor’s authority to serve city pair markets as a United Express Carrier, or impose any other nonexclusive remedy or remedies available to United.

3. Liability for Operations.  Nothing in this Article VI.B is intended to nor will be construed so as to relieve Contractor of any liability or to impose any liability on United for Contractor’s United Express Services by virtue of any of United’s rights under Article VI.B.2, whether exercised or not.

4. Non-Exclusivity.  Nothing in this Agreement is intended nor will be construed to give Contractor the exclusive right to use the United Marks, or to abridge United’s right to use or to license the Marks, and United hereby reserves the right to continue use of the United Marks and to license such other uses of such Marks as United may desire.

5. Reversion of Marks.  Upon termination of this Agreement for any reason, the right to use herein granted for the United Marks for the purpose of providing air transportation services for United will immediately revert back to United, and Contractor will have no right to use such Marks for that purpose.  Further, upon termination of this Agreement, Contractor will, at its sole cost and expense, remove all United Marks from its aircraft and any related items used specifically for providing air transportation for United and from any and all other places or things controlled or formerly controlled by Contractor as soon as commercially reasonable, but in any event within 10 days after such termination.

C. INFRINGEMENT

United will, at its expense, defend, indemnify, release, protect, save and hold Contractor, its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including, but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from Contractor as a result of any claim that the use by Contractor of any United Mark in accordance with the terms of this Agreement or Contractor’s Ground Handling Agreement infringes a registered trademark or service mark of any third party in the United States, and will pay all costs, damages and attorneys’ fees that a court finally awards as a result of such claim.  To qualify for such defense and payment, Contractor must (i) give United prompt written notice of any such claim and (ii) allow United to control the defense of the claim and all related settlement negotiations and fully cooperate with United in its defense of the claim and the conduct of any settlement negotiations.  United’s obligation hereunder is conditioned on Contractor’s agreement that if any Mark becomes, or in United’s opinion is likely to become, the subject of such a claim, Contractor will not dispute that United, at its option, may either procure the right for Contractor to continue using such Mark or to replace or modify such Mark so that it becomes non-infringing.  This Article VI.C states United’s entire obligation to Contractor regarding infringement or the like.

VII. ADDITIONAL UNDERTAKINGS

A. BULK PURCHASES

Each party may assist the other in obtaining goods and services useful to the other party, including, without limitation, fuel, uniforms, supplies and ground equipment, in a more economical manner.  Contractor agrees to participate in any bulk purchasing arrangement identified by United for any goods and services required by Contractor in connection with Contractor’s United Express Services (including fuel) or with Contractor’s provision of services under Contractor’s Ground Handling Agreement, so long as the arrangement is on terms that are not disadvantageous to Contractor (taking into account price, volume commitments, term, and other relevant factors).  The terms of any such bulk purchase arrangement will be as set forth in a separate agreement between the parties.

B. UNIFORMS

Contractor shall pay for, or require all of its employees, to pay for, uniforms for all of its employees working for United Express, with the exceptions of Supervisors, Managers and administrative employees.   All such employees of Contractor who are visible to the public, are required to wear either i) the United Express Uniform, or ii)a uniform that has been approved by United in writing, such approval not to be unreasonably withheld.  This uniform is to be worn at all times while on duty.  Employees in United Express uniform, on or off duty, shall not drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g., bars, saloons, cocktail lounges, liquor stores).  The “United Express uniform” refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express.  Because the actions and appearance of employees influence, to a considerable extent, the public’s opinion of the United brand, Contractor’s employees wearing a United Express uniform must be mindful of these requirements and conduct themselves accordingly.  Complete information on United Express uniform and accessory items are contained in the Customer Service Uniform Appearance Guidelines.

C. PASSES AND REDUCED RATE TRAVEL

Each party will comply with the terms of a separate agreement between them under which are granted to the employees of the other party certain passes and reduced rate pleasure travel privileges.  United has the right to retain all revenue generated from reduced rate travel by Contractor’s employees, on both United flights and flights in Contractor’s United Express Services.

D. SIGNAGE

Contractor is required to display signage, advertising its operations as United Express at the stations ground handled by Contractor and set forth in APPENDIX B.  All signage must be approved by United prior to its use by Contractor, and Contractor shall be responsible for all acquisition, installation and maintenance of all such signage.  Contractor shall also be responsible for all costs associated with such signage.

E. TRAINING

1. Contractor shall assure that its employees successfully complete all United and Carrier required training specified for the performance of Services assigned under this Agreement.  Contractor further agrees to designate at least one individual who will be responsible for training the Contractor’s employees at each airport station awarded.  Contractor’s trainer(s) will receive initial training from United, in a “Train-the-Trainer” type format.  Contractor’s trainer is responsible for serving as the central point of contact between United and Contractor for all training related issues.  United shall provide all applicable training materials related to United policies and procedures, in order for the Contractor to accomplish initial training of its employees who will perform Services under this Agreement.

2. United will provide training for Contractor’s instructors that United deems sufficient to permit Contractor’s instructors to be able to train Contractor’s employees as required by this Agreement.  Contractor will bear all costs related to the United trainer(s), including all travel, hotel, and per diem expenses incurred during initial training.

3. Unless otherwise mutually agreed in writing, Contractor agrees to bear all training costs, including but not limited to employee labor costs, transportation costs, hotel, and associated per diem charges required to accomplish initial and recurrent training of their employees.  Contractor agrees to schedule and provide subsequent training, as required, resulting from changes in personnel in order to meet performance expectations of the Agreement.  United is not responsible for any training costs resulting from employee turnover at the Contractor’s locations.  Any “House Calls” provided by United for training related issues will be charged to the Contractor.

4. Contractor’s employees shall periodically review, as necessary, materials supplied by United in order to maintain competency in United’s policies, procedures, and standards.  Contractor agrees to provide recurrent training, as necessary, and train their employees on any new products, processes, procedures, or initiatives as directed by United.  United may, at is discretion, monitor or test the proficiency level of Contractor’s employees.  If United determines that their proficiency levels are insufficient, Contractor must arrange, at Contractor’s sole expense, for such employees to undertake any further training which United determines necessary to bring Contractor’s employees to the required proficiency level.

5. Training must be specific to the employee’s job function and task assignment.  An employee may not work in an area in which he or she has not been properly trained.

VIII. AMOUNTS PAYABLE TO CONTRACTOR

A. Non-EAS (Essential Air Service) Markets.  For the cities listed in Appendix B without the EAS designation, Contractor shall retain [***].

For purposes of calculating the value of local revenue, the value of mileage plus award travel will be set to equal the program fee specified in Article IX.A.

[***]

[***]

[***]

B. EAS (Essential Air Service)  Markets.  For the cities listed in Appendix B with the EAS designation, Contractor shall receive [***] for the prorate market flights as well as [***] of the standard straight rate pro-rate for connecting revenue passengers on flights operated by Contractor as defined within the standard United prorate agreement.  Local revenue passengers are defined as any revenue passenger originating and terminating in a single flight segment, traveling in the city pairs defined in Appendix B.

C. Performance Incentives.  Goals for monthly On Time Performance and Controllable Completion Factors shall be as set forth in Appendix M.  The Controllable Completion Factor and the On Time Performance measures shall be weighted [***]. The respective letter grades obtained from the above mentioned goals will result in the following multiplier to the Program Fees, Ground Handling Fees, and Monthly Fixed Fee:

A= [***]
B= [***]
C= [***]
D= [***]

D. Reconciliation and Payment of Fees.  No later than 60 days after the close of any month, United shall invoice contractor via the Airline Clearing House, the full dollar amount of the Program Fees, Fixed Fees and Ground Handling Fees for the month.  United and Contractor agree that United’s actual data will be used for calculating Program Fees, Fixed Fees and Ground Handling Fees.

E. Weekly Revenue Advance.  United will make weekly wire transfer payments to Contractor in an amount equal to the number of passengers boarded for the period as provided by Contractor, multiplied by an average coupon revenue rate as adjusted from time to time by mutual agreement.

F. Other Costs.  Contractor is responsible for any and all other costs necessary to operate Turbo Prop Aircraft in accordance with “United Express Service Standards.” United will not be responsible for any costs not specifically covered in this agreement.

G. Collection of Data and Audit Rights.

1. United shall be responsible for collecting all data from the United Express Carriers that is necessary to enable United to calculate Contractor’s Goals under this Article. United shall retain all such data, and all data regarding United’s operating performance that is necessary to normalize such data, during the term of this Agreement and for a period of two years thereafter.  United shall use commercially reasonable efforts to ensure that all data furnished by United Express Carriers (including Contractor) that is used to determine Contractor’s Goals under this Article is accurate and complete, and United shall take appropriate steps to verify the accuracy and completeness of all data furnished to it by other United Express Carriers.

2. Within thirty days after the end of each calendar month, United will calculate Contractor’s Goals for the month and send Contractor written notice of United’s calculation, accompanied by a statement of all operating statistics underlying United’s calculation and a certificate to the effect that, to the best of United’s knowledge, the data used by United to calculate the Goals was accurate and complete and that United has taken appropriate steps to verify the accuracy and completeness of such data.

[***]

[***]

5. Any dispute between United and Contractor concerning the accuracy and completeness of any data or whether United has taken appropriate steps to verify the accuracy and completeness of any data shall, at the election of either United or Contractor, be resolved by arbitration in Chicago, Illinois by a single arbitrator in accordance with the rules of the American Arbitration Association.  The costs of any such arbitration shall be borne one-half by each party.

H. SET OFF AMOUNTS

Subject to the terms of Article XIII, the payment for transportation furnished by Contractor may be reduced in order to set off any of the following amounts owed by Contractor to United and arising after the Effective Date:

1. amounts owed by Contractor to United for:

a. fraudulent, grossly negligent or erroneous acts of employees of Contractor which cause United to suffer a loss; and

b. unreported sales on United tickets assigned to Contractor;

2. such other adjustments as may be mutually agreed to by the parties from time to time;

3. any other amounts owed by Contractor to United under this Agreement; and

4.         at United’s discretion, any ITE vouchers issued outside of the guidelines established in Series 65.

United will notify Contractor of any such adjustment that it intends to make at least fourteen days prior to the date of the payment to which the adjustment relates.  United will provide Contractor with supporting documentation for such intended adjustments.  Contractor shall have the right to object to any such adjustment by providing United with written notice of its objection, together with supporting documentation, within 30 days after its receipt of the notice provided by United describing such adjustments.  United agrees to negotiate in good faith with Contractor in order to resolve all such disputes within 30 days after its receipt of Contractor’s notice to United.  If Contractor objects to any adjustment, the amounts payable to Contractor may be reduced by any part of the adjustment not in dispute and no more than [***] of any portion of the adjustment that is in dispute until the dispute between Contractor and United is resolved.

If United sets off amounts owed to any affiliate of United against any payment due to Contractor from United, United shall cause its affiliate to release Contractor with respect to the amounts set off by United as if Contractor paid such amounts to the affiliate directly.

IX. FEES PAYABLE TO UNITED

A. Program Fee.  Contractor shall pay United [***] for each segment Revenue Passenger carried on contractors flights (the “Program Fee”) for services rendered as outlined in Appendix B.

B. Ground Handling Fee.  Contractor shall pay United [***] per departure at any United or United designated ground handled station (the “Ground Handling Fee”) for Ground Handling services provided, [***].

C. Fixed Fee.  Contractor shall pay United a monthly fixed amount of [***] for Revenue Management and Revenue Accounting services provided (the “Fixed Fee”).

D. Annual Escalations

1. Program Fees, Fixed Fees, and Ground Handling Fees are subject to annual rate escalations.  Annual rate escalations will be effective on the anniversary of the date of the ratified agreement.  Escalations will be applied using the preceding 12-month year-over-year change in average CPI and will be capped at no more than a [***] increase per year.

2. “CPI” shall mean the Consumer Price Index, U.S. City Average, Urban Wage Earners and Clerical Workers, All Items (base index year 1982-1984=100) as published by the United States Department of Labor, Bureau of Labor Statistics.  If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by the parties in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised.  If the Consumer Price Index shall become unavailable to the public because publication is not readily available to enable the parties to make the adjustment referred to in this Section, then the parties shall mutually agree to substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

E. Sales Settlements.  Contractor will cause Total Net Sales Receipts to be deposited in a bank account specified by United.  “Total Net Sales Receipts” equals total gross sales receipts collected by Contractor for all passenger tickets, airway bills, cargo bills, mail fees and other tickets issued for Carriers’ flights (less refunds thereon paid out by Contractor).  The frequency of the deposit will be once a week, on Wednesdays, for all Total Net Sales Receipts collected during the preceding week.  Contractor’s deposit will be made to the following bank account:

Bank of America
Account:  [***]

Contractor will also require its employees and agents to forward to United, on a daily basis, all auditors ticket coupons, airway bills, cargo bills, lift documentation, reports, exchange orders and refund detail issued by Contractor in connection with Carriers’ flights during the previous day in accordance with the sales and reporting procedures specified by United.

1.
Modified Procedures.  United and Contractor by mutual written agreement may establish alternative or modified passenger sales procedures in order to accommodate tickets and exchange orders issued by air carriers which are not participants in the Airline Clearing House, Inc.

2.
Audits.  United, or United’s representative, may conduct on-site audits, from time to time, of tickets, air way bills, cargo bills, exchange orders, refunds and other records relating to sales and refund activity pertaining to Contractor’s provision of the services; provided that such audits do not unreasonably interfere with Contractor’s business.

X. MAINTENANCE AND FUELING

United will have no responsibility under this Agreement for maintenance or fueling of Contractor’s aircraft.  Contractor and United agree that Contractor may participate in United’s fuel purchase program at IAD, subject to United’s purchase terms.  Contractor shall use its commercially reasonable effort to participate in United’s fuel and resource conservation programs for which adequate information is provided to Contractor.

XI. U.S. MAIL

United and Contractor agree to cooperate in making bids for mail carriage.

XII. INSURANCE

A. INSURANCE TYPES

1. During the term of this Agreement, Contractor agrees to procure and maintain in full force and effect, at its own expense, with insurers of recognized reputation and responsibility,

a. Comprehensive Airline Liability Insurance, including, but not limited to, Aircraft Liability, Passenger Liability, Comprehensive General Liability Insurance, War Risk and Allied Perils, including both passengers and other third parties, Cargo Liability and Baggage Liability Insurance, with combined single limits for each and every loss and each aircraft of not less than [***].

b. Aircraft Hull All Risks Insurance, including ground and flight coverage on Contractor’s aircraft, including its engines and all its parts when installed or temporarily detached from Contractor’s aircraft on a repair-or-replace basis, as required by the applicable aircraft lease.

c. Workers’ compensation insurance in statutory amounts required by each state in which any work is performed by Contractor.

Any policies of insurance carried in accordance with this Article XII.A.1 will also contain or be endorsed to contain those provisions set forth in the attached Appendix D.

2. Contractor will be responsible for the first [***] of loss or damage to all automation equipment provided by United to Contractor.

B. 30-DAY NOTICE

Not less than thirty (30) days (or with respect to war risk insurance, seven days) before the expiration of any insurance required to be maintained by Contractor under Article XII.A above, Contractor will furnish United with certificates of insurance, substantially in the form of the attached Appendix D, evidencing compliance with the foregoing requirements, unless otherwise provided in writing between the parties.

C. ALTERATIONS

United and Contractor agree to discuss, reasonable alterations in the requirements set forth in this Article XIII above, in respect of the types and scope of coverage and amounts of insurance.  Any such alteration will be deemed reasonable if the insurance is readily available and has become the custom in the industry.

D. FAILURE TO MAINTAIN INSURANCE

In the event that Contractor fails to acquire or maintain insurance as herein provided, United may at its option secure such insurance on Contractor’s behalf at Contractor’s expense.

XIII. LIABILITY AND INDEMNIFICATION

A. EMPLOYER’S LIABILITY AND WORKERS’ COMPENSATION

Each party hereto assumes full responsibility for its employer’s liability and workers’ compensation liability to its own officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement.  Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise, and each party further agrees to make such payments and to make and file all reports and returns, and to do everything to comply with the laws imposing such taxes, contributions or other payments.

B. INDEMNIFICATION BY CONTRACTOR

Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold United and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including, but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons, except for injury or death of United employees, or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of Contractor or its officers, directors, employees and agents, or of any Ground Handling Provider, regardless of any contributory negligence either active, passive or otherwise, on the part of United or its officers, directors, employees or agents (but excluding the reckless and willful misconduct or gross negligence of United or its officers, directors, employees or agents), which is in any way related to the services of Contractor contemplated by or provided pursuant to this Agreement.  United will give Contractor prompt and timely notice of any claim made or suit instituted against United which in any way results in indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest.

C. INDEMNIFICATION BY UNITED

United hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold Contractor and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including, but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from Contractor or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons, except for injury or death of Contractor’s employees, or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of United or its officers, directors, employees or agents, regardless of any contributory negligence either active, passive or otherwise on the part of Contractor or its officers, directors, employees, or agents (but excluding the reckless and willful misconduct or gross negligence of Contractor or its officers, directors, employees or agents), which is in any way related to the services of United contemplated by or provided pursuant to this Agreement.  Contractor will give United prompt and timely notice of any claim made or suit instituted against Contractor which in any way results in indemnification hereunder, and United will have the right to compromise or participate in the defense of same to the extent of its own interest.

D. INDEMNIFICATION RELATED TO GROUND HANDLING SERVICES

Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold each Ground Handling Provider, and its officers, directors, agents and employees, harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from such Ground Handling Provider, or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons, or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of Contractor or its officers, directors, employees and agents, regardless of any negligence either active, passive or otherwise on the part of such Ground Handling Provider, or its officers, directors, employees or agents (but excluding the reckless and willful misconduct or gross negligence of such Ground Handling Provider or its officers, directors, employees or agents and excluding such Ground Handling Provider’s negligent operation of ground support equipment to the extent solely of such Ground Handling Provider’s indemnification obligation therefor under the following paragraph), which is in any way related to the Ground Handling Services.  To be eligible for this indemnity, each Ground Handling Provider will give Contractor prompt and timely notice of any claim made or suit instituted against it which in any way results in indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest.  Contractor acknowledges and agrees that the Ground Handling Providers are third party beneficiaries of the indemnities provided herein by Contractor, and may bring legal actions and proceedings (whether administrative, judicial, or otherwise) in their own names directly against Contractor.

United will cause each Ground Handling Provider to agree to indemnify Contractor against any physical loss of or damage to any of Contractor’s aircraft caused by such Ground Handling Provider’s negligent operation of ground support equipment; provided that such Ground Handling Provider’s liability under this sentence shall be limited to any loss or damage not exceeding [***] in respect of any incident and shall not extend to any loss or damage below [***] in respect of any incident.

E. CONTRACTOR’S SUPPLIES LIABILITY

Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold United and its officers, directors, agents and employees from and against any and all liabilities, damages, losses, claims, demands, suits, fines or judgments, including, but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees, or agents by reason of any losses or damages incurred on account of the loss, misapplication, theft or forgery of passenger tickets, exchange orders or other supplies furnished by or on behalf of United to Contractor, or the proceeds thereof, whether or not such proceeds have been deposited in a bank and whether or not such loss is occasioned by the insolvency or bankruptcy of a bank in which Contractor may have deposited such proceeds, other than a loss caused by a bank to which funds have been transmitted at the express direction of United, unless such liabilities, damages, losses, claims, demands, suits, fines or judgments, including, but not limited to, attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees, or agents by reason of any losses or damages incurred on account of the loss, misapplication, theft or forgery of passenger tickets, exchange orders or other supplies furnished by or on behalf of United is caused by the negligence of United or its officers, directors, employees, or agents including, but not limited to, attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees, or agents by reason of any losses or damages incurred on account of the loss, misapplication, theft or forgery of passenger tickets, exchange orders or other supplies furnished by or on behalf of United.  Contractor’s responsibility hereunder for passenger tickets, exchange orders and other supplies will commence immediately upon the delivery of said passenger tickets, exchange orders, and other supplies into the possession of Contractor or any duly authorized officer, agent or employee of Contractor.  United will furnish Contractor prompt and timely notice of any claims made or suits instituted against United which in any way may result in the indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest.

F. INDEMNITY FOR INFORMATION

Each party hereby assumes liability for and agrees to release, defend, protect, save, indemnify and hold the other party, its officers, directors, employees and agents harmless from all liabilities, damages, losses, claims, demands, suits, fines or judgments including, but not limited to, attorneys’ and witness’ fees, costs and expenses incident thereto, of such party and any third person, express or implied, arising by law or otherwise, as a result of, or related to, any errors in information provided by the other party under this Agreement, regardless of any contributory negligence of the other party either active, passive or otherwise (but excluding the willful misconduct of the other party).  Each party’s waiver and release to the other party in this Article XII.F applies to any liability, obligation, right, claim, or remedy in tort and including any liability, obligation, right, claim, or remedy for loss of revenue or profit or any other direct, indirect, incidental, special, or consequential damages.

G. UNITED DEFINITIONS

As used in this Article XIII for purposes of identifying an indemnified party, all references to United include United’s parent company, and any subsidiary or affiliate of United or its parent company, and their respective employees, officers, directors and agents.  For purposes of this Article XIII any passenger who connects in any city from a flight on United or Contractor (the “Carrying Party”) within four (4) hours after the end of such flight to a flight of the other party (the “Connecting Party”) become passengers of the Connecting Party when such passenger enters the hold room or waiting area to which they were deplaned in such city from the Carrying Party’s flight to such on-line city.  A passenger of the Carrying Party who does not have a connecting flight with the other party hereto and prior to entering the hold room or waiting area after deplaning from the Carrying Party’s flight in the Connection City is a passenger of the Carrying Party.  For purposes of this Article XIII, neither loading bridges, hallways, stairways, nor ramp areas will be considered part of the hold room or waiting area.

XIV. ENVIRONMENTAL MATTERS

A.	Definitions.

1.
The term “Environmental Laws” means all applicable federal, state, local and foreign laws and regulations, including airport or United rules, regulations, policies, or lease requirements relating to the prevention of pollution, protection of the environment or occupational health and safety, or remediation of environmental contamination, including, without limitation, laws, regulations and rules relating to emissions to the air, discharges to surface and subsurface waters, regulation of potable or drinking water, the use, storage, release, disposal, transport or handling of Hazardous Materials, and aircraft noise, vibration, exhaust and overflight.

2.
The term “Hazardous Materials” means any substances, whether solid, liquid or gaseous, which are listed and/or or regulated as hazardous, toxic, or similar terminology under any Environmental Laws or which otherwise cause or pose threat or hazard to human health, safety or the environment.

B.	Contractor Obligations.

1.
Contractor shall conduct its operations in a prudent manner, taking reasonable preventative measures to avoid liabilities under any Environmental Laws or harm to human health or the environment, including, without limitation, measures to prevent unpermitted releases of Hazardous Materials to the environment, adverse environmental impacts to on-site or off-site properties and the creation of any public nuisance.  If in the course of conducting services under this Agreement Contractor encounters adverse environmental conditions that could reasonably be expected to give rise to liability for United or Contractor under any Environmental Laws or which otherwise could reasonably be expected to result in harm human health or the environment, Contractor shall promptly notify United of such conditions.

2.
Contractor shall, at its own expense, conduct its operations in compliance with applicable Environmental Laws.  If United provides any information, instruction, or materials to Contractor relating to its obligations under any Environmental Laws, Contractor agrees that this shall not in any way relieve Contractor of its obligation to comply with Environmental Laws.  Contractor further agrees that it shall otherwise preserve the proprietary nature of any such information that is identified by United as proprietary and confidential and shall use commercially reasonable efforts to ensure that the information is not disclosed to any third parties without first obtaining the written consent of United.

3.
Contractor shall use its reasonable commercial efforts to perform its services under this Agreement so as to minimize the unnecessary generation of waste materials, including consideration of source reduction and re-use or recycling options.  If requested by United, Contractor shall replace specific products used in its operations with less toxic products, as long as there is a reasonable replacement available at a similar cost, or if the product is not at a similar cost, provide United the option to agree to pay the difference.  Contractor shall ensure that any waste materials generated in connection with the services performed by Contractor under this Agreement are managed in accordance with all applicable Environmental Laws, with Contractor assuming responsibility as the legal generator of such wastes; however, this provision does not apply should United or another vendor of United be the entity who has in fact generated the wastes.

4.
For any leased areas or other equipment that are jointly used or operated by both Contractor and United (and/or other United Contractors), Contractor shall use its reasonable commercial efforts to coordinate its activities with United and/or United Contractors and otherwise perform such activities to ensure compliance with applicable Environmental Laws.

5.
Except for de minimis amounts of Hazardous Materials which are immediately and fully remediated to pre-existing conditions, Contractor shall promptly notify United of any spills or leaks of Hazardous Materials arising out of Contractor’s provision of services under this Agreement, and shall provide copies to United of any written reports provided to any governmental agencies and airport authorities under any Environmental Laws regarding same.  Contractor shall promptly undertake all reasonable commercial actions to remediate any such spills or leaks to the extent Contractor is required to do so by applicable Environmental Laws, by the relevant airport authority, or in order to comply with a lease obligation.  In the event that Contractor fails to fulfill its remediation obligations under this Paragraph and United may otherwise be prejudiced or adversely affected, United may undertake such actions as are reasonable at the cost and expense of Contractor.

6.
Contractor shall promptly provide United written copies of any notices of violation issued or other claims from a third party asserted pursuant to Environmental Laws or associated with a potential release of Hazardous Mubstances and related to or associated with the provision of services by Contractor under this Agreement.  Contractor shall promptly undertake all actions necessary to resolve such matters, including, without limitation, the payment of fines and penalties, and promptly addressing any non-compliance identified; provided, however, that Contractor may contest any notice of violation or other alleged violation and defend any claim that it believes is untrue, improper or invalid.   In the event that Contractor fails to fulfill its obligations under this Paragraph and United may otherwise be prejudiced or adversely affected, United may undertake such actions as are reasonable at the cost and expense of Contractor.

7.
If requested by United, Contractor shall conduct a review and provide information to United regarding Contractor’s compliance with the requirements of this Article.  This review may include the completion of an environmental compliance audit of Contractor’s activities pursuant to a work plan approved by United.  Contractor shall provide United with a summary of the results of this audit, provide United an opportunity to review any report generated in connection with such an audit, and will promptly use its reasonable commercial efforts to address any non-compliance identified.

8.
In the event that Contractor’s Services include (a) providing bulk (non-bottled) potable water for crew or passenger consumption; (b) the handling or loading of bulk (non-bottled) potable water onto aircraft; or (c) the maintenance of any potable water equipment (such as water servicing trucks, carts, cabinets or portable tanks), Contractor shall comply with all applicable Environmental Laws governing the provision of such Services (“Drinking Water Requirements”) and shall use its reasonable commercial efforts to ensure all water handling equipment is properly and regularly disinfected and kept in sanitary condition.  If Contractor relies upon a Contractor to load water onto its aircraft or to maintain water handling equipment, it shall inquire with such contractors to ensure they meet these standards as well. Contractor shall notify United if it becomes aware of practices or conditions that may negatively impact potable water quality.

9.
Contractor shall maintain records relating to its compliance with Environmental Laws under this Agreement for at least five (5) years or such longer period of time if required by Environmental Laws.  Contractor shall, at the request of United and with reasonable advance notice, provide United with reasonable access to Contractor’s operations, documents, and employees for the sole purpose of allowing United to assess Contractor’s compliance with its obligations with this Article, including responding to reasonable information requests.

10.
Upon the termination of operations at a space used to support operations under this agreement, Contractor shall use its reasonable commercial efforts to ensure the removal and proper management of any and all Hazardous Materials for which Contractor is responsible associated with its operations (including its subcontractors) and will comply with any other applicable Environmental Laws applicable to Contractor’s United Express Services.

11.
Contractor has reviewed United’s Environmental Commitment Statement (found at http://www.united.com/page/article/0,6722,52532,00.html) and agrees to cooperate with United in meeting these commitments and in responding to reasonable information requests.

12.
Contractor shall be responsible for and will indemnify, defend, and hold harmless United, including its officers, agents, servants and employees, from and against any and all claims, liabilities, damages, costs, losses, penalties, and judgments, including costs and expenses incident thereto under Environmental Laws or due to the release of a Hazardous Material, which may be suffered or incurred by, accrue against, be charged to, or recoverable from United or its officers, agents, servants and employees arising out of an act or omission of Contractor (or its subcontractor) related to Contractor’s provision of services under this Agreement, except to the extent caused by the negligent or willful acts or omissions of United or a third party contracted by United.

13.
All notices to be provided by Contractor to United under this Article shall be provided as indicated in Article XXII of this Agreement, with a copy to Director of Environmental Safety, United Air Lines, Inc., 1200 East Algonquin Road – OPCSY, Elk Grove Township, Illinois 60007.

XV. REPORTS

A. OPERATING PERFORMANCE

Contractor will furnish to United within ten (10) days after the end of each month a detailed report of its operating performance, which report will include information on Contractor’s performance during the preceding month for each of the items designated by United, including, but not limited to, operating performance standards and aircraft appearance.

B. GOVERNMENT FILINGS

Contractor will be responsible for filing all reports relating to its United Express operations with the DOT, FAA or any state or airport authority (other than any such reports for which United has assumed the responsibility to file them on Contractor’s behalf), and Contractor will promptly furnish United with copies of all such reports and such other available traffic and operating reports, in each case relating to Contractors United Express service, as United may reasonably require from time to time during the life of this Agreement.  To the extent only United is in possession of relevant statistics used in such reports, United will provide such available statistics to Contractor as necessary for Contractor to complete these filings.  If United fails to provide such statistics to Contractor sufficiently in advance of the applicable deadline for such filings, and Contractor is unable to submit such filings by the deadline because of such delay, United will reimburse Contractor for any fines or penalties incurred by Contractor as a result of its failure to submit such filings by the deadline.

C. COPY OF GOVERNMENT REPORTS

Contractor will promptly furnish United with a copy of every report that Contractor prepares, whether or not such report is filed with the FAA, NTSB or any other governmental agency, relating to any accident or incident involving an aircraft used by Contractor in performing services under this Agreement, whether or not such aircraft bears any of the United Marks, when such accident or incident is claimed to have resulted in the death or injury to any person or the loss of, damage to or destruction of any property.

D. SCHEDULED SERVICE UPDATE

Contractor will provide accurate updates of its flights’ planned and actual departure and arrival times (including updates of irregularities) in Apollo Services as soon as the planned flight schedule is changed and the flight departs and arrives or experiences an irregularity.  Specifically, this includes updating the out, off, on and in times for the aircraft within fifteen (15) minutes of the occurrence of each event.  In the event of flight delays, cancellations or other schedule irregularities affecting Contractor’s United Express Service flights, and as soon as information concerning such irregularities is available, Contractor shall update Apollo Services or other approved United systems to reflect such information and, when requested by United, notify the designated United organization.  For delayed flights, Contractor shall provide updates to Customers and Apollo in no less than fifteen (15)-minute intervals. For purposes of this Agreement, such scheduled and actual departure and arrival and irregularity information shall be known as “FLIFO.”  United will notify Contractor in writing as soon as practicable after United determines that Contractor has failed to update FLIFO in a timely and accurate manner.  If Contractor fails ten (10) times in any consecutive thirty (30) day period (the “FLIFO Threshold”) to update FLIFO in a timely and accurate manner as soon as it becomes evident to Contractor that a schedule deviation shall take place, then upon notification by United to Contractor, Contractor shall pay United damages of [***] for each occurrence over and above the first ten (10) occurrences during such thirty (30) day period regardless of who ground handles Contractor’s United Express.  United agrees to bill Contractor any amount owed under this Section within ninety  (90) days after the end of each calendar ninety (90) day period during which Contractor has exceeded the FLIFO Threshold.  Such damages shall be United’s exclusive remedy for Contractor’s non-compliance with this paragraph and may be collected by setoffs against other amounts owed by United to Contractor hereunder.

E. CLOSE OUT ENTRIES

For the cities specified in APPENDIX B where the Contractor is performing its own Ground Handling, upon departure of each United Express flight, Contractor will make close-out entries in Apollo Services as required by United and as specified in the United Express Service Standards.  United will make available to Contractor the same monitoring systems currently available (i.e. day after departure prompts) or those that are being developed and implemented for United.  If Contractor fails to perform flight close-out entries in Apollo Services as required in more than ten (10) occurrences within any consecutive thirty (30) day period as outlined above, where such occurrence is caused by or arises out of an act or omission of Contractor, then upon notification by United to Contractor, Contractor shall pay United damages of [***] for each occurrence over and above the first ten (10) occurrences within such thirty (30) day period.  Such damages shall be United’s exclusive remedy for Contractor’s non-compliance with this paragraph and may be collected by setoffs against other amounts owed by United to Contractor hereunder.

XVI. INDEPENDENT CONTRACTORS AND WAIVER OF CONTROL

    A. INDEPENDENT CONTRACTORS

1. The employees, agents and independent contractors of each party hereto (the “Employer”) engaged in performing any of the services the Employer is to perform pursuant to this Agreement are employees, agents, and independent contractors of the Employer for all purposes and under no circumstances will be deemed to be employees or agents or independent contractors of the other party (the “Non-Employer”).   The Non-Employer will have no supervision or control over any of the Employer’s employees, agents and independent contractors and any complaint or requested change in procedure made by the Non-Employer will be transmitted by it to the Employer’s designated representatives.  In its performance under this Agreement, each party will act for all purposes, as an independent contractor and not as an agent for the other party.

2. Notwithstanding the fact that Contractor has agreed to follow certain procedures, instructions and United Express Service Standards pursuant to this Agreement, United will have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures made by United will, in all events, be transmitted by United to Contractor’s designated representatives.  Nothing contained in this Agreement is intended to limit or condition Contractor’s control over its operations or the conduct of its business as an air carrier, and Contractor and its principals assume all risks of financial losses which may result from the operation of the air services to be provided by Contractor hereunder.

B. UNAUTHORIZED OBLIGATIONS

1. Nothing in this Agreement authorizes United to make any contract, agreement, warranty or representation on Contractor’s behalf, or to incur any debt or obligation in Contractor’s name (“Contractor Unauthorized Obligation”); and United hereby agrees to defend, indemnify, save, release and hold Contractor and its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arise as a result of or in connection with or by reason of any such Contractor Unauthorized Obligation made by United or its officers, directors, employees, agents or independent contractors (other than Contractor) in the conduct of United’s operations.

2. Nothing in this Agreement authorizes Contractor to make any contract, agreement, warranty or representation on United’s behalf, or to incur any debt or obligation in United’s name (“United Unauthorized Obligation”); and Contractor hereby agrees to defend, indemnify, save, release and hold United and its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arises as a result of or in connection with or by reason of any such United Unauthorized Obligation made by Contractor or its officers, directors, employees, agents or independent contractors (other than United) in the conduct of Contractor’s operations.

C. CONTRACTOR OPERATED FLIGHTS

The fact that Contractor’s operations are conducted under the United Marks and listed under the UA designator code will not affect their status as flights operated by Contractor, and Contractor and United agree to advise all third parties, including passengers, of this fact.

XVII. DEFAULT, TERMINATION AND OTHER REMEDIES

A. BANKRUPTCY

If either party becomes insolvent; if the other party has evidence that either party is not paying its bills when due without just cause; if either party takes any step leading to its cessation as a going concern; makes an assignment for the benefit of creditors or a similar disposition of the assets of the business; or if either party either ceases or suspends operations for reasons other than an Article XXV force majeure condition (a “Section A Default”), then the other party (the “Insecure Party”) may immediately terminate this Agreement on notice to such party (the “Section A Defaulting Party”) unless the Section A Defaulting Party immediately gives adequate assurance of the future performance of this Agreement by establishing an irrevocable letter of credit—issued by a U.S. bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, and in an amount sufficient to cover all amounts potentially due from the Section A Defaulting Party under this Agreement—that may be drawn upon by the Insecure Party if the Section A Defaulting Party does not fulfill its obligations under this Agreement in a timely manner.  If bankruptcy proceedings are commenced with respect to the Section A Defaulting Party and if this Agreement has not otherwise terminated, then the Insecure Party may suspend all further performance of this Agreement until the Section A Defaulting Party assumes or rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any similar or successor provision.  Any such suspension of further performance by the Insecure Party pending the Section A Defaulting Party’s assumption or rejection will not be a breach of this Agreement and will not affect the Insecure Party’s right to pursue or enforce any of its rights under this Agreement or otherwise.  If a bankruptcy proceeding is commenced with respect to Contractor, Contractor and United hereby agree that Contractor’s obligations under this Agreement,

B. COVENANT DEFAULT

If either party (the “Section B Defaulting Party”) shall refuse, neglect or fail to perform, observe, or keep any material covenants, agreements, terms or conditions contained herein on its part to be performed, observed, and kept (other than any such covenant or agreement for which this Agreement provides an exclusive remedy and other than the covenants described in Article XVI.D), and such refusal, neglect or failure (individually and collectively, a “Breach”) shall continue for a period of thirty (30) days after written notice to cure such Breach to the Section B Defaulting Party thereof (a “Section B Default”), then the other party may upon thirty (30) days’ notice to the Section B Defaulting Party terminate this Agreement.  If a notice of Breach is delivered and a notice of termination is not delivered within forty-five (45) days thereafter the other party shall be deemed to have waived its right hereunder to terminate for the particular occurrence of Breach for which the Section B Defaulting Party received notice.

C. DEFAULT BY CONTRACTOR

If Contractor shall refuse, neglect or fail to cure or perform any one of the following conditions, United may give Contractor written notice to correct such condition or cure such breach, and if any such condition or breach shall continue for thirty (30) days, or, in the case of Article XVII.C.1 below, ninety (90) days after notice to Contractor thereof (a “Section C Default”), then United may terminate this Agreement upon fifteen (15) days’ written notice to Contractor if:

1. Contractor’s operations fall below each of the following three levels for three (3) consecutive months (in other words, Contractor will not have failed to comply with the condition in this paragraph if it does not fall below any one or more of the following three levels at any time during a period of three (3) consecutive months):

a. less than [***] completion factor (excluding cancellations resulting from weather, Air Traffic Control, labor actions, or from causes solely attributable to United or its subcontractors);

b. greater than [***] mishandled bags per 1,000 passengers; and

c. less than [***] of flight departures are on-time within zero minutes; or

2. Contractor knowingly maintains falsified books or records or submits false reports of a material nature.

3. Contractor is in breach under the terms of any of the Related Agreements and the other party thereto has the right to terminate such Related Agreement in its entirety, Contractor’s breach of such Related Agreement is material to the obligations of Contractor under this Agreement and the Related Agreements, taken as a whole, and such breach has continued for the longer of thirty days after notice to Contractor thereof or the cure period specified in such Related Agreement.

D. SIMILAR AGREEMENTS

United may immediately terminate this Agreement if Contractor or any of its affiliates is in breach of the terms of Article V.B (No Operation Outside Agreement) (a “Section D Default”).

E. NON-COMPLIANCE WITH STANDARDS

If Contractor shall refuse, neglect, or fail to perform or observe the provisions of the United Express Service Standards to be performed, observed, and kept with regard to one or more city pairs under this Agreement, and such refusal, neglect or failure shall continue for a period of sixty (60) days after United delivers written notice to cure such default to Contractor thereof (a “Section E Default”), then United may upon thirty (30) days’ notice to Contractor terminate this Agreement with regard to the city pairs involved or as to the entire Agreement at United’s discretion.  If a notice of a Section E Default is delivered and a notice of termination is not delivered within seventy-five (75) days thereafter, United shall be deemed to have waived its right hereunder to terminate for the particular occurrence of breach for which Contractor received notice.

F. CONSEQUENCES OF TERMINATION; OTHER REMEDIES

Any termination pursuant to one or more of the provisions of this Agreement will be without additional liability to the party initiating such termination and will not be construed so as to relieve either party hereto of any debts or obligations, monetary or otherwise, to the other party that accrued hereunder prior to the effective date of such termination.  Each party will be entitled to any and all damages recoverable and remedies under law or in equity against the other for any breach by the other party of this Agreement, regardless of whether the non-breaching party elects to terminate this Agreement; provided that the liquidated damages provided for in Article XVI,G shall constitute full payment and the exclusive remedy for any damages suffered by United by reason of any breach by Contractor to which Article XVI,G applies.

G. UNITED’S LIQUIDATED DAMAGES

1. If United terminates this Agreement pursuant to the terms of this Article XVII, including for Contractor’s breach, then Contractor will pay to United as liquidated damages, and not as a penalty, the Daily United Damages, for each day remaining during the period commencing with the date of termination through the end of the term of this Agreement; provided, however, that if United secures another carrier to replace Contractor in the city pairs served by Contractor under this Agreement as a United Express Carrier at any of the affected stations, or if United determines that United could replace Contractor without increasing its damages in these city pairs, then the liquidated damages will be adjusted as follows:

a. At such time as the average daily Total Net Sales Receipts received by United from the replacement carrier or its own operations with respect to the city pairs previously included in Contractor’s United Express Services for thirty (30) consecutive days (the “Replacement Carrier’s Average Daily Receipts”) are at least [***] of Contractor’s Average Daily Receipts, then from that day and thereafter, the Daily United Lost Receipts will be reduced by [***];

b. At such time as the Replacement Carrier’s Average Daily Receipts are at least [***] of Contractor’s Average Daily Receipts, then from that day and thereafter the Daily United Lost Receipts will be reduced to equal [***] of the original Daily United Lost Receipts; and

c. At such time as the Replacement Carrier’s Average Daily Receipts are at least [***] of Contractor’s Average Daily Receipts, then from that day and thereafter the Daily United Lost Receipts will be reduced to [***].

2. For purposes of this be Article XVI,G,

a. “Contractor’s Average Daily Receipts” means the average amount of the daily Total Net Sales Receipts

b. “Daily United Lost Receipts” shall equal Contractor’s Average Daily Receipts, subject to adjustment as provided in paragraphs (a), (b) and (c) of Article XVI.

c. The amount of the “Daily United Damages” shall equal the sum of (1) the Daily United Lost Receipts (as so adjusted), plus (2) the amount (which may be a negative number) by which the Replacement Carrier’s Average Daily Fees exceed the Contractor’s Average Daily Fees; provided that, if the sum of the amount in clause (1) above plus the amount in clause (2) above is less than zero, then the Daily United Damages shall be zero.

d. “Contractor’s Average Daily Fees” means the average amounts paid by United to Contractor pursuant to Article XVI G under this Agreement per day over the twelve (12) month period immediately preceding the date of termination or Contractor’s breach, whichever occurs earlier.

e. “Replacement Carrier’s Average Daily Fees” means the total of the average amounts paid to other carriers, if any, per day and expenses incurred by United to replace Contractor’s United Express Services for the cities served by Contractor.

3. If this Agreement is terminated in a manner such that United shall have the right to damages under this Article XVI, United shall, in good faith and in a commercially reasonable manner, secure another carrier to replace Contractor and take such other reasonable actions so as to mitigate the damages owed to United hereunder.

4. The inclusion of this Article XVI is not intended to modify, waive or restrict Contractor’s rights to exercise any and all remedies available at law or in equity for United’s breach of this Agreement.

5. The provisions of this Article XVI.G shall not be applicable to a termination of this Agreement by United pursuant to Article XVI.C as a result of Contractor’s failure to meet the conditions referenced in Article XVI.C; provided, that the exclusion of the applicability of Article XVI.G to Article XVI.C shall not be deemed to be a waiver of any right which United may have for remedies at law or in equity.

6. Not withstanding the above, total liquidated damages shall in no case exceed [***] in aggregate.  Liquidated damages shall not apply to EAS markets.

H. RESTRICTED ACTIONS

Neither party shall not take, nor agree to take, any of the following actions without the other party’s prior written consent: (a) dispose of any of the other party’s assets, or (b) enter into any agreements with third parties which create liens, claims or encumbrances on any of the other party’s assets.  To the extent that Contractor engages in, invests in or otherwise is responsible (financially or otherwise) for any business, activity or operation other than Contractor’s United Express Services, and unless otherwise expressly agreed in writing with United, Contractor will ensure that the costs and expenses associated with or allocable to such other businesses, activities or operations are not charged to or recovered from United in any way.

XVIII. ASSIGNMENT

Assignment.  This Agreement may be terminated by either United or Contractor (the “first party”) if the other party assigns this Agreement or any of its rights, duties or obligations under this Agreement (except an assignment of the right to money to be received hereunder) without the prior written consent of the first party.  In the event that this Agreement is assigned in violation of this Article XVII, without such consent having been given in writing, the first party will have the right to terminate this Agreement immediately by telegraphic or written notice to the other party; provided, however, that a corporate reorganization that does not result in a material change in the ultimate ownership of Contractor from the ownership that existed prior to such transaction will not be considered an assignment as long as all of the entities succeeding to any of the assets or liabilities of Contractor prior to such corporate reorganization agree to be bound by this Agreement.

XIX. TAXES, PERMITS AND LICENSES

A. PAYROLL TAXES

Contractor acknowledges that it is responsible for and will pay to the appropriate authority, and will indemnify and hold harmless United from, any and all federal or state payroll taxes, FICA, unemployment tax, state unemployment compensation contribution, disability benefit payments, insurance costs and any other assessments or charges which relate directly or indirectly to the employment by Contractor of Contractor’s employees.  United acknowledges that it is responsible for and will pay to the appropriate authority, and will indemnify and hold harmless Contractor from, any and all federal or state payroll taxes, FICA, unemployment tax, state unemployment compensation contribution, disability benefit payments, insurance costs and any other assessments or charges which relate directly or indirectly to the employment by United of United’s employees.

B. PERMITS AND LICENSES

Contractor will comply with all federal, state and local laws, rules and regulations, will timely obtain and maintain any and all permits, certificates or licenses necessary for the full and proper conduct of its operations, and will pay all fees assessed for airport use including, but not limited to, landing fees, user airport fees and prorated airport facility fees.  Contractor further agrees to comply with all mandatory resolutions issued by the Air Transport Association of America (“ATA”) and all non-binding recommended resolutions of the ATA which are adopted by United.

XX. REVIEW

During the term of this Agreement United may, at any time at its discretion, require a joint review of Contractor’s aircraft and facilities to determine whether Contractor’s United Express Services are meeting the requirements of this Agreement. This review is not intended nor shall it be construed to relieve Contractor of its responsibility to provide a quality and airworthy aircraft that satisfies all FAA regulations.  In addition, within thirty (30) days after each calendar quarter United and Contractor will meet to review Contractor’s United Express Services during the preceding calendar quarter.

XXI. JURISDICTION

With respect to any lawsuit, action, proceeding or claim relating to this Agreement or any other agreement between United and Contractor (hereinafter, any such lawsuit, action, proceeding or claim is referred to as a “Lawsuit”), each of the parties hereto irrevocably (i) submits to the jurisdiction of the courts of the State of Illinois and the United States District Court located in the City of Chicago, Illinois, and (ii) waives any objection which it may have at any time to the laying of venue of any Lawsuit brought in any court, waives any claim that any Lawsuit has been brought in any inconvenient forum, and further waives the right to object, with respect to any Lawsuit, that such court does not have jurisdiction over such party.  Nothing in this Agreement precludes either party hereto from bringing Lawsuits in any other jurisdiction in order to enforce any judgment obtained in any Lawsuit referred to in the preceding sentence, nor will the bringing of such enforcement Lawsuit in any one or more jurisdictions preclude the bringing of any enforcement Lawsuit in any other jurisdiction.

XXII. NOTICES

Any and all notices, approvals or demands required to be given in writing by the parties hereto will be sufficient if sent by certified mail, postage prepaid, overnight delivery by a nationally recognized delivery company or hand delivery, to United, addressed to:

United Air Lines, Inc.
1200 E. Algonquin Road
Elk Grove Township, Illinois 60007
Attn:  [***]

and to Contractor, addressed to:

Colgan Air, Inc.
c/o Pinnacle Airlines Corp.
1689 Nonconnah Blvd.
Suite 111
Memphis, TN 38132
Attn: [***]

or to such other addresses in the continental United States as the parties may specify in writing. Notices may be sent by facsimile to the above addresses and will be deemed delivered two (2) hours after the time of their transmission if confirmed in writing on the day of transmission by certified mail, postage prepaid or overnight delivery.

XXIII. APPROVALS AND WAIVERS

A. Whenever this Agreement requires the prior approval or consent of United, Contractor will make a timely request to United therefore and the consent will be obtained in writing. United will also consider, in its sole discretion, other reasonable requests individually submitted in writing by Contractor for United’s consent to a waiver of any obligation imposed by this Agreement.

B. United assumes no liability or obligations to Contractor by providing any waiver, approval, consent or suggestion to Contractor in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefore.

C. Except as otherwise provided for in this Agreement, no failure by either party to execute any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of such party’s right to demand exact compliance with any of the terms herein.   Waiver by such party of any particular default by the other party will not affect or impair such party’s rights with respect to any subsequent default of the same, similar or different nature, nor will any delay, forbearance or omission of such party to exercise any power or right arising out of any breach or default by the other party of any of the terms or provisions hereof will affect or impair such party’s right to exercise the same or constitute a waiver by such party of any right hereunder or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.  Subsequent acceptance by such party of any payments due to it hereunder will not be deemed to be a waiver by such party of any preceding breach by the other party of any terms, covenants or conditions of this Agreement.

XXIV. GOVERNING LAW

This Agreement and any dispute arising thereunder, including any action in tort, will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.

XXV. CUMULATIVE REMEDIES

Unless and to the extent as may be otherwise expressly stated in this Agreement, no right or remedy conferred upon or reserved to Contractor or United by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

XXVI. FORCE MAJEURE

A. Generally.  Except for any payments due hereunder, neither party shall be liable for delays or failure in performance hereunder caused by acts of God, acts of terrorism or hostilities, war, strike, labor dispute, work stoppage, fire, act of government, court order or any other cause, whether similar or dissimilar, beyond the control of that party.

B. Extraordinary Events.  If United reports operating losses resulting in an operating margin that is worse than minus [***] for [***] consecutive quarters and such losses are the direct result of acts of God, acts of terrorism or hostilities, war, strike, labor dispute, work stoppage, fire, act of government, or court order and United expects the event to continue to cause such losses, United will notify Contractor of the expected duration of the event and the effect on Contractor’s schedule and operations.  Upon Contractor’s receipt of such notice, Contractor will take such actions as it deems reasonable to attempt to reduce its costs for the expected duration of the event and, if successful, will agree to adjust the compensation payable to it under this Agreement to pass the cost savings directly resulting from such actions on to United until such time as United’s quarterly operating margin is not worse than minus [***].  Subject to the preceding sentence, the actions that Contractor takes under this Article XXVI.B may include, but are not required to include, employee furloughs and layoffs, wage freezes, capital expenditure freezes, management wage reductions, hiring freezes and seeking temporary concessions from its labor unions.

XXVII. SEVERABILITY AND CONSTRUCTION

A. Each term or provision of this Agreement will be considered severable, and if, for any reason, any such term or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation of, or have any other effect upon, other terms or provisions of this Agreement as may remain otherwise enforceable, and the latter will continue to be given full force and effect and bind the parties hereto, and said invalid terms or provisions will be deemed not to be a part of this Agreement.

B. The captions appearing in this Agreement have been inserted for convenience only and will not control, define, limit, enlarge or affect the meaning of this Agreement or any of its provisions.

XXVIII. ACKNOWLEDGMENT

A. Each party expressly disclaims the making of, and acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

B. Each party acknowledges that it has received, read and understood this Agreement and the Appendices hereto.

XXIX. CONFIDENTIALITY

A. Except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement, United and Contractor hereby agree not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Related Agreements without the prior written consent of the other parties thereto.

B. Except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement, United and Contractor hereby agree not to disclose to any third party any confidential information or data, both oral and written, received from the other and designated as such by the other without the prior written consent of the party providing such confidential information or data.

C. If either party is served with a subpoena or other process requiring the production or disclosure of any of the agreements, information or data described in Article XXIX.A or Article XXIX.B, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other party of same and permit said other party a reasonable period of time to intervene and contest disclosure or production.

D. Upon termination of this Agreement, each party must return to the other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.

XXX. RELATED AND THIRD PARTY AGREEMENTS

A. United and Contractor will enter into the agreements listed below in this Article XXX (the “Related Agreements”), which relate to the terms hereof and continue to have full force and effect.  All Related Agreements listed in this Article XXX are hereby amended such that each of such Related Agreements will continue in effect for a term equal to the term of this Agreement; provided, however, that all such Related Agreements will automatically terminate contemporaneously with the termination of this Agreement, which termination shall otherwise be effected in accordance with the procedural terms of such Related Agreements.

1. United and Colgan Air Pro-Rate Agreement

2. Interline Agreement Space Available Employee and Eligible Travel

3. United Express Agreement Positive Space Employee Travel

4. Emergency Response Services Agreement.

B. United and Contractor will enter into a Slot Agreement which provides Contractor with the ability to serve the specific markets defined in the Slot Agreement.  This Slot Agreement will continue in effect for a term equal to the term of this Agreement; provided, however, that the Slot Agreement will automatically terminate upon the occurrence of either of the following events: (i) at such time as Contractor no longer serves the specific markets as a United Express partner or (ii) contemporaneously with the termination of this Agreement.

XXXI. ENTIRE AGREEMENT

This Agreement, together with the Related Agreements, including any Appendices, Attachments and Exhibits attached hereto and thereto, contains the complete, final and exclusive agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all previous agreements and understandings, oral and written, other than the Related Agreements, and by operation of this clause, this Agreement specifically terminates, supersedes and replaces the prior United Express® Agreement entered into between United and Contractor, dated October 4, 2005 and denominated as United Contract Number 170197. This Agreement will not be modified or amended by mutual agreement or in any manner except by an instrument in writing, executed by the parties hereto.

XXXII. REFERENCES TO TIME PERIODS

All references to the term “year” in this Agreement shall mean contract year unless specifically stated otherwise.  All references to the term “month” in this Agreement shall mean a full calendar month; provided that if the Effective Date shall be other than the first day of a calendar month, then the first “month” of this Agreement shall commence on the Effective Date and end on the last day of the month in which the Effective Date occurs.  All references to the term “quarter” in this Agreement shall mean a calendar quarter; provided that the first “quarter” of this Agreement shall commence on the Effective Date and terminate on the last day of the calendar quarter in which the Effective Date occurs.  Calendar quarters shall be January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.

IN WITNESS WHEREOF, the parties hereto have by their duly authorized officers caused this Agreement to be entered into and signed as of the day and year first above written.
COLGAN AIR, INC. By: ______________________________ George Casey President & General Manager	UNITED AIR LINES, INC. By: ______________________________ John Tague Executive Vice President and Chief Operating Officer

APPENDIX A

UNITED MARKS

UNITED EXPRESS

Stylized UNITED EXPRESS lettering

UNITED EXPRESS colors

Stylized letters UA

Uniform Design

Aircraft exterior and interior color decor

Other United Marks approved by United for use by Contractor

APPENDIX B

MARKETS TO BE SERVED

Non-Directional O&D                                                                Minimum Frequency
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]
[***]                                                                           [***]

Minimum frequencies for EAS markets will be defined by the government EAS contract.  If at any time Contractor desires to make changes to the frequencies, or eliminates service to any of the cities defined above, they must communicate their intent in accordance with Article XXI, in writing, at least 90 days prior to the schedule change. Should Contractor eliminate service to any of the above cities, Contractor is responsible for a prorated share of the IT removal costs, based on the date of discontinued service and the number of months remaining in the contract term.

AIRCRAFT FLEET

Contractor will operate [***] Saab 340-B turboprop aircraft.  At least [***] of the aircraft are to be painted in United livery.  Contractor will also have at least [***] operational spare in Contractor’s livery.

GROUND HANDLING

Contractor will provide ground handling services for Contractor-operated United Express flights at no cost to United at the following stations:  [***].

For the stations in which Contractor is responsible for providing ground handling services, Contractor may, upon receiving written approval from United, assign these duties to its parent company or other wholly owned subsidiaries of its parent company or subcontract ground handling services to another United Airlines approved ground handling company.

United will arrange for ground handling services to be provided on behalf of the Contractor at the following stations:  [***].  The ground handling fee specified in Article IX.B will be charged to Contractor for all Contractor operated departures from the aforementioned stations.

APPENDIX C

GROUND HANDLING SERVICES

The Ground Handling Provider(s) will provide the following minimum services:

(a)           Employees shall be fully qualified personnel to handle Contractor’s operations.

(b)           Posting of signage and decor appointment as specified by United.

(c)           Adequate check-in areas including passenger waiting room facilities.

(d)           Security facilities, personnel and passenger screening procedures as are required by applicable orders, rules and regulations of the FAA and those standards specified by United.

(e)           Capability of operating Automation Equipment (Apollo Services) for the purpose of providing passenger processing and operations in the configuration and under the procedures specified by United.

(f)           Baggage handling, delivery and tracing in accordance with procedures issued by United.

(g)           Special services required by passengers, including wheelchair service

APPENDIX D

LIABILITY INSURANCE

Issued by:

Date of Issue:

THIS IS TO CERTIFY TO: UNITED AIR LINES, INC.
that Insurers are providing 100% of the following Aircraft Hull & Liability Insurances:

NAME INSURED:
PERIOD OF INSURANCE:
INSURERS:
POLICY NUMBER:
GEOGRAPHICAL LIMITS:	Worldwide Hull War limited to Western Hemisphere with commercial and or FAA provided insurance; territorial limitations not defined in FAA policy.
AIRCRAFT INSURED:	All aircraft owned or operated by the Named Insured.
DESCRIPTION OF COVERAGE:
Comprehensive Airline Liability Insurance, Contractual Liability, including Aircraft Liability, Passenger Liability, War Risk should the FAA stop carrying it, including both Passengers and Other Third Parties, Cargo Liability and Comprehensive General Liability, including Hangarkeepers, Excess Automobile, Host Liquor Liability, Personal Injury, and Products Liability/Completed Operations coverage.  All Risk Physical Damage Hull Coverage.

LIMIT OF LIABILITY	Combined Single Limits to be specified consistent with Article XII, or up to [***].

SPECIAL PROVISIONS:

The insurers agree that coverage under this policy, by formal endorsement or otherwise, is extended to insure all relevant terms and conditions of the United Express Agreement, subject to the policy terms, conditions, limitations and exclusions, between Contractor and United concerning Contractor’s Aircraft, (hereinafter referred to as “Agreement”), including, inter alia:

1. The Insurers accept and insure the Indemnity and Hold Harmless provisions of the Agreement, subject to the policy terms, conditions, limitations and exclusions.

2. United, its affiliates, and their respective directors, officers, employees, agents and indemnitees are named as additional insureds to the extent of the liability assumed by Contractor under the Agreement, subject to the policy terms, conditions, limitations and exclusions.

3. The Insurers agree that United shall not be liable for, nor have any obligation to pay any premium due hereunder, and Insurers further agree that they shall not offset or counter-claim any unpaid premium against the interest of United.

4. The Insurers agree that all provisions of this insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each Insured.

5. The Insurers agree that this insurance shall be primary insurance without any right of contribution from any other insurance which is carried by United.

6. The Insurers agree to waive their rights of subrogation against United, its officers, directors, employees and indemnitees, to the extent the Contractor has waived and released its rights under the Agreement.

7. The Insurers agree that as respects the interest of United, its directors, officers, employees and indemnitees, this insurance shall not be invalidated by any action or inaction of the Contractor, its officers, directors or employees, and shall insure United, its directors, officers, employees and indemnitees regardless of any breach or violation of any warranties, declarations, conditions or exclusions contained in the policy by the Contractor, its officers, directors or employees.

8. In the event of cancellation for any reason whatever or if any change of a restrictive nature is made affecting the insurance certified hereunder, or if this insurance is allowed to lapse due to non-payment of premium, such cancellation, change or lapse shall not be effective as to United, its directors, officers, employees and indemnitees for at least thirty (30) days (ten (10) days in the case of non-payment of premiums, seven (7) days notice of cancellation with respect to war risk) after written notice by registered mail of such cancellation, change or lapse shall have been mailed to United.

9. With respect to claims or causes of action in favor of United or its directors, officers, agents or employees, they shall not be considered as additional insured thereunder.

Dated:  ___________________________

Authorized Representative:

APPENDIX E

SAFETY STANDARDS FOR UNITED AIRLINES AND UNITED EXPRESS CARRIERS

We have developed common safety standards to evaluate and effectively manage safety. We will commit to:

•	Mutual support of one another in implementing these standards by sharing safety data, information and expertise.
•	Quality maintenance and operations training programs
•
A carrier internal evaluation program to monitor key safety issues, including maintenance practices, required inspection items, technical document control, dangerous goods handling, training records and qualifications for all personnel.

•	Quality programs to manage outsourcing of services.
•	A formalized maintenance quality assurance program.
•	Implementation of a program to rectify FAA inspection findings.
•	Presence of a voluntary disclosure program.
•	Formal process to routinely bring safety and compliance issues to the attention of carrier’s senior management.
•	Anonymous safety hazard reporting system.
•	A Senior Management policy statement supporting open safety reporting by employees.
•	Director of Safety, reporting to the highest levels of management, overseeing the carrier’s safety programs.
•	Process for managing required corrective actions from FAA and internal audit program as well as employee disclosure.
•	Ongoing flight safety education/feedback program.
•	Ground safety program in airport operating areas.
•	Incident investigation process that includes accountability, recommendations and actions taken.
•	Establishment and maintenance of emergency response procedures and manual.
•	Participation in UAL/industry safety information exchange forum.

APPENDIX F

RAMP, DEICING AND CUSTOMER SERVICE STANDARDS

Ramp Service Standards

Overview

These Service Standards are meant to provide an overview for Contractor as well as establishing service expectations for the day-to-day delivery of the United Express product. This document is not intended to be an all-inclusive manual. Please reference The Regional Ground Operations Manual (RGOM), and United Series 45 for procedures and regulations. The Service Standards outlined herein may change periodically, subject to the needs of the operation and our product delivery.  Any changes to these standards are at the sole discretion of United Airlines and are not subject to contractual negotiations.

Safety

In all facets of United Express Carrier operations, SAFETY is our #1 priority. It is expected that Contractor ensure all personnel maintain this same standard during the course of performing their duties.

Service Standards

Aircraft Loading
All aircraft must be loaded in accordance with system loading standards. These loading requirements may vary based on equipment type, weight and balance constraints, and specific flight destinations

Baggage Handling
The complexity of work processes varies by location. Baggage handling at non-hub locations consists primarily of originating and terminating product. Expectations for these locations are incorporated with hub locations, with variances determined by the level of work required.  In a hub or connecting station, Contractor is responsible for the transfer of all baggage to United and other airlines. Transferred bags are delivered as follows:

City Bags (terminating) are to be delivered directly to the baggage claim area. The last bag should be on the claim device within [***] minutes of block arrival.

“Hot” Connecting Bags, defined by length of connection time determined on a local level by United Airlines, are to be delivered to the connecting flight at the gate. The gate drop point is to be determined locally by the station.

“Cold” Connecting Bags, bags whose connect time is outside the Hot Bag timeframe, are to be delivered to the designated sorter belt or transfer point.

Interline Bags (other airline connections) are to be delivered to the designated interline drop point.

Catering
The Contractor is responsible for providing ice on overnight aircraft and for other flights when requested.

Scanning
The scanning of baggage is an integral part of United and United Express ground handling. Training for the execution of these processes will be provided to the Contractor by United.  UA will provide the initial scanning equipment

REGIONAL GROUND ANTI ICING / DEICING SERVICE STANDARDS

Overview

These Service Standards are meant to provide an overview for Contractor as well as establishing service expectations for the day-to-day delivery of the United Express product. This document is not intended to be an all-inclusive manual. The Service Standards outlined herein may change periodically, subject to the needs of the operation and our product delivery.  Any changes to these standards are at the sole discretion of United Airlines and are not subject to contractual negotiations.

Safety

In all facets of United Express operations, SAFETY is our #1 priority. It is expected that Contractor ensure all personnel maintain this same standard during the course of performing their duties.

Service Standards

It is expected that Contractor and its employees will adhere to the performance standards outlined in this document and comply with any and all De/Anti icing procedures as outlined in the Certificate holders FAA approved program.

All De/Anti-icing Services to be performed by Contractor shall comply with the requirements of the Federal Aviation Administration (FAA) and/or other applicable governmental agencies.

The performance of any De/Anti-icing Service shall be subject to Contractor’s applicable airport use of lease agreements and to all applicable federal, state and local laws, statues, ordinance, rules and regulations.

Prior to the commencement of De/Anti-icing Services hereunder United or the Flying Partners shall provide Handling Company with all material, whether in written or electronic format, which pertains to the method and procedures to be used to perform services on aircraft types operated as United Express.

Performance Standards

Contractor agrees to establish and maintain a timeframe of readiness (“callout period”), satisfactory to United for deicing event staffing, and agrees to staff the operation for imminent snow events.

Contractor agrees to provide a written performance review, when applicable, summarizing the elapsed time and actual gallons used by aircraft type for each deicing/anti-icing event.

Fluid Usage

Trucks and or fluid containers will require that the fluid used is recorded either by electronic or manual means. The readings will include a start reading and an end reading. These readings will be attached to invoices for payment.  Tactile checks will be performed (hands on check) on the leading edge of wings, on winglets and on the flaps on all rear engine aircraft.

Service Providers

Service Providers are other Air Carriers or Fixed Base Operators (FBOs) that are contracted by United Airlines or the United Express Handling Companys to de/anti-ice United Express aircraft. These other Air Carriers or FBOs may be either domestic or international.

United or the United Express Handling Companys may contract with other Air Carriers foreign or domestic using their deicing program as long as the program is approved by the FAA and United Express Carriers, their national regulator agency and accepted by the Corporate Winter Operations Committee (CWOC) and approved by the United Express carriers.

United or the United Express Handling Companys may contract with FBOs that use other Air Carriers approved deicing programs or that have their own approved deicing program and is accepted by the Corporate Winter Operations Committee (CWOC) and approved by the United Express carriers. (Ref. The Winter Operations Document Library in SkyNet, Secondary Provider Engagement.)

United or the United Express Handling Companys may contract with FBOs that do not have a deicing program, as long as they are using and have been trained to the approved United Airlines/ United Express deicing program  and is approved by the Corporate Winter Operations Committee (CWOC) and the United Express carriers.

Service Providers may have their own approved deicing program that does not contain United Express specific requirements (fleet).  United Express differences (aircraft) must accompany their program.  Service Providers that use the United Express program may have specific requirements per topic in this program. These specifics are addressed in each section as required.

When using a Service Provider's de/anti-icing program, United / United Express Station Management is still responsible of assuring compliance with United/ United Express requirements, including Post Deicing Check and Post Deicing Communications procedures. Subjected to airport authority restrictions, oversight is required and documented to ensure compliance. Documentation must be kept in a local file for the season.

The Captain of the aircraft in coordination with the United Express air carrier company’s control center will be directly responsible for a clean aircraft, and is the final authority as to the operation of that aircraft.

Stations that contract the use of a Service Provider's ground equipment, personnel must be trained to the identified differences.

REFERENCED PROCEDURES

FAA Documents
FAA, FAR 121.629, “Operation in icing conditions”
FAA, FSAT bulletin, “FAA-Approved Deicing Program Updates”
FAA, Advisory Circular, "Ground Deicing and Anti-icing Program"
United Documents
FOM, Cold Weather Operations and individual Airport Information (10-7, 20-7)
Aircraft Flight Manuals Adverse Weather Operations section
Regulations 45-5, Deicer Operation
Ground Safety 5-12 > part-04 Safety Precautions No. 5-12-11 Unit Check
Deice 001
Industry Documents
SAE, ARP 4737 Aircraft Deicing/Anti-icing Methods
SAE, ARP 5149 Training Program Guidelines for De/Anti-icing of Aircraft
SAE, ARP 1971 Aircraft Deicing Vehicle - Self-Propelled, Large and Small Capacity
SAE, AMS 1424 Deicing Type I fluid
SAE, AMS 1428 Anti-icing Type II/III/IV fluid
SAE, AMS 1431 Runway deicer – liquid
SAE, AMS 1435 Runway deicer – solid
ISO standard 11075 Type I
ISO standard 11078 Type II/III/IV

CUSTOMER SERVICE STANDARDS

Overview

These Service Standards are meant to provide an overview for Contractor as well as establishing service expectations for the day-to-day delivery of the United Express product. This document is not intended to be an all-inclusive manual. Please reference United Series 65 for procedures and regulations. The Service Standards outlined herein may change periodically, subject to the needs of the operation and our product delivery.  Any changes to these standards are at the sole discretion of United Airlines and are not subject to contractual negotiations.

Safety

In all facets of United Express operations, SAFETY is our #1 priority. It is expected that Contractor ensure all personnel maintain this same standard during the course of performing their duties.

Service Standards

It is expected that Contractor employees providing service to United’s customers demonstrate the following behaviors:
Sincerely welcome customers, make eye contact, and use names when appropriate
Engage customers in a pleasant tone and manner
Acknowledge any customer problems and work to fix them, apologizing if necessary
Thank United’s customers for their business

It is expected that Contractor employees participate and comply with United’s customer service commitments that were shared with the US Department of Transportation.  The current provisions of “Our Customer Commitment” are as follows:

•	Offer the lowest fare available
•	Notify customers of known delays, cancellations and diversions
•	Provide on-time baggage delivery
•	Provide a fair baggage liability limit
•	Allow reservations to be held or cancelled
•	Provide prompt ticket refunds
•	Readily, capably and respectfully accommodate travelers with special needs
•	Meet customer’s essential needs during long on-aircraft or in-airport delays, diversions and cancellations
•	Treat involuntarily denied boarding customers with fairness and consistency
•	Disclose up-to-date travel itinerary, cancellation policies, frequent flyer rules and aircraft configurations to our customers
•	Work closely with our regional flying partners to deliver responsive customer service
•	Respond quickly, appropriately and courteously to customer questions and complaints

Baggage Management Services
•	Manage claim area
•	Maintain communications with customers
•	Process, manage and closeout Missing Baggage Claims
•	Process and secure unclaimed baggage
•	Accept or deny and process damaged baggage claims.
•	Scan baggage tag information
•	Enter tracing information into United’s tracing system, Worldtracer
•	Monitor Priority bag and claim area delivery times providing input to ramp as appropriate.

Gate Management Services
•	Manage gate departure
•	Board aircraft according to premium boarding standards
•	Maintain communication with passengers and follow SOPs for announcements (see S*UAL/ANNOUNCE) (FastAir Format see PROFILE NAME: UAL; NAME: ANNOUNCE)
•	Perform crew ID checks
•	Perform document checks
•	Perform Denied Boarding process (Voluntary and Involuntary)
•	Process Departure Management list
•	Manage process of Standby lists
•	Perform Seat allocation
•	Reconcile passenger lists and boarding with aircraft documents prior to departure
•	Complete Cargo Load Record passenger count at least [***] minutes prior to departure
•	Operate Passenger Loading Bridge (where applicable) or arrange for a qualified operator
•	Provide qualified personnel to operate passenger loading bridge and open and close aircraft door
•	Manage boarding process: ensure FAA minimums are onboard prior to boarding

Lobby Management Services
•	Make announcements directing customers for appropriate processing
•	Check and verify travel documents
•	Check-in customer, allocate seat assignment
•	Check baggage
•	Assist customers when flights are interrupted, delayed, or cancelled.
•	Arrange and perform porter services
•	Arrange and assist customers with special needs
•	Perform E-ticket functions
•	Manage automated check-in device(s)
•	Perform administrative functions supporting customer service
•	Collect fees, service charges, surcharges, and taxes
•	Follow prescribed lobby wait service standards
•	GS/United First International – [***] serviced within [***] min. [***] serviced within [***] min
•	1K /United Business/United First Domestic – [***] serviced within [***] min., [***] serviced within [***] min
•	1P/ 2P / 3P /Star Gold/Silver – [***] serviced within [***] min., [***] serviced within [***] min
•	United Economy – [***] serviced within [***] min., [***] serviced within [***] min

Special Services
•	Provide assistance and services for persons with special needs
•
Fully comply with all government regulations including the US Department of Transportation’s Air Carrier Access Act (14CFR Part 382) – Nondiscrimination on the Basis of Disability in Air  Travel.  Recognize, acknowledge, and provide appropriate services to United’s Global Services and high-profile customers.  Provide differentiated services to United’s premium customers.

Flight Close Out
Contractor is responsible for ensuring all flights are closed out in Apollo/ACI immediately after departure (completed within [***] minutes of flight departure). This includes making the appropriate PB, PFS and PD entries. All customer counts, including revenue and non-revenue customers, denied, as well as an accounting of any bags held off due to weight/space restrictions, should be noted in the open comments field of the flight close out.

APPENDIX G

AIRCRAFT APPEARANCE STANDARDS

Overview

These Service Standards are meant to provide an overview for Contractor as well as establishing service expectations for the day-to-day delivery of the United Express product. This document is not intended to be an all-inclusive manual. Please reference United Series 55 and the RGOM for procedures and regulations. The Service Standards outlined herein may change periodically, subject to the needs of the operation and our product delivery.  Any changes to these standards are at the sole discretion of United Airlines and are not subject to contractual negotiations.

Safety

In all facets of Carriers operations, SAFETY is our #1 priority. It is expected that Contractor ensure all personnel maintain this same standard during the course of performing their duties.

Service Standards

Cabin Amenities and Provisioning Supplies
Contractor will maintain custody and responsibility for all cabin amenity and provisioning supplies. Local Station management is responsible for the ordering, stocking, storing and auditing of all provisioning supplies and materials. Contractor will issue all provisioning supplies, including cabin amenity products in order to meet flight schedule requirements and service level expectations.

Those items include but are not limited to:
Garbage Bags for the Flight Deck, Galley and Lavatory Paper Towels, Cleaning Chemicals, Soap and Disinfectants, Customer Lavatory Supplies, All Customer Amenities identified in Series 55-4, Extended Delay Kits.

Cabin Search Procedures
In accordance with regulations mandated by the Transportation Security Administration, (TSA), all passenger aircraft designated as “Remain Overnight”, (RON), “Red Eye”, and “International” (either inbound or outbound) are to be completely searched.

Carriers aircraft are to be searched in accordance with the procedures identified in Series 55-2-10. Requirements as contained in the AOSSP or other published TSA Security Directives shall supercede Series 55 Regulations.

Cleaning Chemicals
United will provide Contractor with a list of all approved chemicals required to perform the contracted services, and shall make available all applicable Material Safety Data Sheets (MSDS).  Handling Company is responsible for providing all daily disposable and/or reusable supplies used in the actual cleaning of the aircraft.
Those items, which Contractor is expected to provide at their expense include, but are not limited to, the following:

Mop heads, Rags, Cleaning Towels, Scrapers, Gloves, Sponges, Scrub Pads, Vacuum cleaners with attachments, Buckets, Window Squeegees, Brushes, Sprayer and Bottles, Bags, Paper Towels, and Safety Equipment (Face shields and gloves for lavatory servicing) or other type of carrier supplies identified on the current supply sheet.

Lavatory Service Requirements
Effective with each flight schedule revision, United will identify by flight segment and station those planes that require lavatory service. The frequency of this type of service is determined by United in order to meet customer expectations and aircraft maintenance requirements including adhoc requests.  Lavatory service is to be performed in accordance with the procedures identified in Series 55-052-02, 55-05-03, and 55-05-04.  Should lavatory service failures occur; in addition to any recovery costs see Exhibit C, “Aircraft/GSE/Facilities Damage” for details.

Monthly Literature Change Outs/Improper Placement
At the end of each calendar month, aircraft cleaning vendor will remove old literature (Weekly and Monthly) off of assigned aircraft and dispose of accordingly.  Handling Company will insure every F and Y class seat is provisioned with Safety Cards and new literature in each seat pocket.  Handling Company will ensure all assigned aircraft are completed within the layover period of aircraft at their respective location and prior to departure. United will be responsible for ordering the necessary amount of literature required for mission compliance.  If insufficient inventory prevents the vendor from completing the literature change, United must be notified and the required inventory amounts for mission completion by the vendor will be provided as soon as possible.

A mission failure is hereby defined as any aircraft assigned for literature change that is completely missed, partially completed (i.e., 1 or more rows not complete), or provisioned incorrectly (i.e., incorrect order placement, resulting in wrong display of literature in 1 or more rows).

Overnight Aircraft Cleaning
Overnight aircraft are defined as those with a layover of five (5) hours or greater.  Overnight aircraft are to be cleaned and secured in accordance with the procedures identified in Series 55-2-02.

See attached cleaning matrix below:

APPENDIX H

CUSTOMER RELATIONS SERVICE STANDARDS

General
Headquarters must have a management level contact designated as primary liaison for Customer Relations contact in addressing problem resolution and potential investigations.   Additional staff to be provided as necessary to ensure effective response to customer complaints.

Department of Transportation consumer issues:
Carrier shall participate in monthly review of customer complaints sent to the US Department of Transportation.   Such review will likely include shifting of responsibility for such complaints from United to the carrier for DOT accounting and enforcement purposes.

Based on DOT regulations, carriers will be responsible for directly preparing dispositive replies to disability and discrimination claims by customers, as well as any related investigatory work, record-keeping or reporting required by the DOT.  UA will be available for guidance.

Customer compensation and goodwill:
Airports will be equipped with and agents trained for use of Customer Problem Resolution (CPR) tools to assist with front-line problem resolution.  Guidelines on the program and monthly reporting on utilization will be provided to the carrier by United.

Carrier will ensure that Skykits are available for use onboard by flight attendants onboard  for shortfalls in product or service.   Flight attendants will be trained in Skykit use.   Guidelines and quarterly activity reporting will be provided by United.  The carrier will take action on any  trends identified in the reports.

Customer Communication:
Carrier communication with customers will be completed within United Airlines customer relations service standards.

All communication with customers which includes compensation will be  copied to United for inclusion in the customer relations’ tracking system.

Customer Comment Cards will be provided at stations.   Where allowed by airports, such cards will be displayed at counters and gates.  Otherwise, they will be available upon customer request.  Carriers will use feedback from such cards for action or communication in stations.

Reporting
Carriers will be responsive to trends reported by station or issues that are brought to UA attention by customers.

Carrier will be provided a monthly report detailing customer complaints, compliments and comments.  Carrier will receive complaints of an egregious nature on an immediate basis for investigation and remedial action.

APPENDIX I

UNITED EXPRESS MAIL AND SPD SERVICE STANDARDS

United Express (UAX) carrier flights are listed in the Official Airlines Guide (OAG) publications as United (UA) flights and the destinations served are extensions of the United Airlines network. Due to current aircraft capacity, mail and small package service are the only cargo services currently provided by UAX carriers. United Express carriers will participate in and adhere to United Airlines’ standards for mail and SPD (Small Package Dispatch). Mail and SPD shipments tendered to and originating on UAX flights, and those shipments transferred to and delivered on UAX flights, are subject to the rules and regulations published in UA Cargo Regulations 45-12 (Mail), 50-6 (SPD), 50-14 (UAX), and 50-16 (Station Service Standards), and Ramp Service Regulations 45-2 & 8.

Mail and SPD Services:

•
UAX personnel will adhere to UA published procedures and provide for the safe and expeditious transportation of U.S. Mail as agreed to in the contract(s) between the United States Postal Service (U.S.P.S.) and United Airlines.

•	UAX personnel will provide acceptance, processing and handling of all Small Package Dispatch (SPD) products in accordance with UA published procedures.

Training

•	Each United Express carrier/ handler is responsible to train all employees who perform mail and SPD service activities using the curriculum provided by United Airlines.
•	United Airlines will provide the necessary materials and will provide “Train the Trainer” support when notified and coordinated with sufficient lead-time.
•
It is the responsibility of each United Express carrier/handler to maintain employee proficiency, knowledge and skill level with a system for training new employees and providing recurrent training for existing employees.

•	Each UAX carrier/handler will be required to keep updated training records.
•	Each UAX carrier/handler will ensure its employees remain in compliance with United Airlines’ Dangerous Goods, and all FAA or TSA mandated Security policies and procedures.

Standards

Each UAX carrier/handler will achieve all UA mail and SPD service goals:

MAIL
•	All Mail must be scanned with the applicable and appropriate scans as required by the U.S.P.S. using the scanners provided by UA.
•	All originating mail must receive a tender scan and a load scan to the specific planned flight.
•	Mail transferring from one flight to another flight will receive a transfer load scan.
•	All mail terminating will receive a delivery scan within the required delivery times set forth by the U.S.P.S. and United contract.
•	By contract, the U.S.P.S. does not pay for mail moved if the required scans are not performed. UAX carrier/handler will perform 100% of all required scans.

SPD
•	UAX carriers/handlers will accept SPD shipments at the ticket counter or designated area up to [***] prior to the departure of each flight.
•	UAX carriers/handlers will properly complete and distribute copies of an Air Way bill (AWB) for each SPD shipment.
•	UAX carriers/handlers will correctly input all AWB information into United Airlines’ Unimatic AFIS display. BSPD/BCOR to be completed prior to the departure of the selected flight.
•	UAX carriers/handlers will deliver all received SPD shipments to the designated delivery point within [***] of the arrival of each flight.
•	UAX carriers/handlers will enter on-hand info (BSOH) into AFIS within [***] after flight arrival.
•	UAX carriers/handlers will ensure date; time, customer’s name and signature are entered on the Delivery Receipt of the AWB when customer picks SPD up.
•	UAX carriers/handlers will complete the AWB at destination and input into AFIS using the TERM format in Unimatic within [***] after customer sign-off.
•	United Airlines requires the UAX carriers/handler to correctly input all data into AFIS with [***] accuracy. All fields must be input correctly for an AWB to be considered accurate.

Performance
•	United Airlines will apply a chargeback of [***] for each AWB that is not input or is input incorrectly into the AFIS display in Unimatic and that causes a customer claim.
•	The UAX carrier/handler will be held responsible and charged back for all Lost and Damaged claims arising from mis-handling of shipments in their control.
•
United Airlines will apply a chargeback against the UAX carrier/handler for the total value of any shipment that fails to meet the time standards for acceptance or delivery that causes a customer claim.

•	United Airlines will apply a chargeback against the UAX carrier/handler for the total value of all mail payments withheld by the U.S.P.S. due to missed or improper scans.
•
United Airlines will apply a chargeback against the UAX carrier/handler for the total value of all mine fines issued by the U.S.P.S. due to loss, depredation, or damage while in the UAX carrier/handler’s custody or control.

Reference

•	United Airlines ramp service regulations (Series 45)
o	Chapter 45-2: Ramp
o	Chapter 45-12: Mail Handling
•	United Airlines cargo service regulations (Series 50)
o	Chapter 50-06: Small Package Dispatch (SPD)
o	Chapter 50-14: United Express
o	Chapter 50-16: Station Service Standards
•	United Airlines Small Package Dispatch Quick Reference Guide
•	Unitedcargo.com
•	United Express Customer Service Standards Manual

 APPENDIX J

PROGRAM FEES

[***]

APPENDIX K

IAD HARDSTAND OPERATION

Summary of Operation:

Colgan Air may operate in a hardstand operation during the 17:00 bank at IAD.

United is not responsible for any costs associated with the hard stand operation, including but not limited to costs associated with the movement of aircraft, the movement of crews.

APPENDIX L

PERFORMANCE GOALS

[***]

APPENDIX M

OFFICER POSITION’S ENTITLED TO POSITIVE SPACE LEISURE TRAVEL ON CONTRACTOR’S UNITED EXPRESS FLIGHTS

Phil Trenary and spouse
CEO and President, Pinnacle

Peter Hunt and spouse
CFO, Pinnacle & Colgan Air

Doug Shockey and spouse
COO, Pinnacle & Colgan Air

George Casey and spouse
President and General Manager, Colgan Air